Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

by and among

RAMACO COAL HOLDINGS, LLC

as Seller,

RAMACO COAL, LLC

as the Target,

RAMACO DEVELOPMENT, LLC

as Buyer,

and

solely for purposes of Section 5.06,

RAMACO RESOURCES, INC.,

as Parent

Dated as of February 23, 2022

II

Section 5.02	Tax Matters	24

Section 5.03	Access to Books and Records	27

Section 5.04	Permits and Financial Assurance	27

Section 5.05	Interim Operating Covenants	27

Section 5.06	Parent Guarantee	28

Article VI INDEMNITY		28

Section 6.01	Seller’s Agreement to Indemnify	28

Section 6.02	Seller’s Limitation of Liability	29

Section 6.03	Buyer’s Agreement to Indemnify	29

Section 6.04	Buyer’s Limitation of Liability	30

Section 6.05	Procedures for Indemnification	30

Section 6.06	Conditions of Indemnification with Respect to Third-Party Claims	31

Section 6.07	Limitation on Damages	32

Section 6.08	Materiality.	32

Section 6.09	Sole Remedy	32

Section 6.10	Tax Treatment	33

Section 6.11	Mitigation	33

Article VII ADDITIONAL COVENANTS AND AGREEMENTS		33

Section 7.01	Survival	36

Section 7.02	Further Assurances	33

Section 7.03	Royalty Spin-Off	33

Article VIII DEFINITIONS		34

Section 8.01	Definitions	34

Section 8.02	Other Definitional Provisions	43

III

IV

Exhibits

Exhibit A	Form of Security Agreement

Exhibit B	[Reserved]

Exhibit C	Form of Release

DISCLOSURE SCHEDULES

Section 1.01	Companies

Section 1.06(d)	Certain Consents

Section 2.01	Trade Names and D/B/As

Section 2.03	Seller Consents

Section 2.05	Brokerage

Section 3.03	Company Consents

Section 3.05(a)	Balance Sheet and Financial Statements

Section 3.05(b)	Off-Balance Sheet Liabilities

Section 3.06	Liens on Assets

Section 3.07(a)	Company Owned Properties

Section 3.07(b)	Company Leased Properties

Section 3.07(c)	Company Land Agreements

Section 3.08(a)	Intellectual Property

Section 3.09(a)	Material Contracts

Section 3.09(b)	Changes in Material Contracts

Section 3.10(c)	Taxes

Section 3.11(a)	List of Employees

Section 3.12	Compliance with Applicable Laws

Section 3.13	Environmental Matters

Section 3.14	Transactions with Affiliates

Section 3.15	Litigation

Section 3.17	Insurance

Section 3.18	Officer and Bank Accounts

Section 3.19(a)	Permits

Section 3.19(c)	Permit Collateral

Section 3.20	Coal Personalty

Section 10.01	Other Permitted Liens

V

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of February 23, 2022 by and between RAMACO COAL HOLDINGS, LLC, a Delaware limited liability company (“Seller”), RAMACO COAL, LLC, a Delaware limited liability company (the “Target”), RAMACO DEVELOPMENT, LLC, a Delaware limited liability company (“Buyer”), and solely for purposes of Section 5.06, RAMACO RESOURCES, INC., a Delaware corporation (“Parent”). Seller, Target, Buyer and Parent are collectively hereinafter referred to as the “Parties” and each individually as a “Party.” Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article VIII below.

WHEREAS, Seller owns all of the issued and outstanding equity interests of the Target (the “Units”); and

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire all of the Units; and

WHEREAS, the respective boards of directors or other governing bodies, as applicable, of the Parties have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

Article I

PURCHASE AND SALE

Section 1.01      Purchase and Sale of Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Units free and clear of all Liens, other than Liens created (i) by or on behalf of Buyer and (ii) by applicable federal and state securities law restrictions.

Section 1.02      Purchase Price; Payment of Purchase Price.

(a)            Subject to adjustment as set forth in this Agreement, the total purchase price for the Units is sixty five million dollars ($65,000,000.00) (the “Purchase Price”) to consist of the following: (i) five million dollars ($5,000,000.00) will be delivered to Seller (or its designee) by Buyer at Closing in immediately available funds and (ii) the balance of the Purchase Price of sixty million dollars ($60,000,000.00) (“Deferred Purchase Price”) shall be payable in (x) four (4) installment payments, payable no later than each of March 31, 2022 (or the Closing Date, whichever is later), June 30, 2022, September 30, 2022 and December 31, 2022, in an amount equal to five million dollars ($5,000,000.00) and (y) four (4) installment payments, payable no later than each of March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023, in an amount equal to ten million dollars ($10,000,000.00). Such Deferred Purchase Price shall accrue interest at the rate of nine percent (9%) per annum, accruing and payable quarterly (collectively, the “Accrued Interest”). By delivering notice to the Seller within ten (10) days of any quarterly payment date, Buyer shall have the option to defer any quarterly payment of Accrued Interest such that the Accrued Interest for that quarter is capitalized (i.e. paid in kind) to the balance of the Deferred Purchase Price.

(b)            Failure to Pay Deferred Purchase Price.

(i)            Deferred Purchase Price Trigger Date; Penalty Interest. If Buyer fails to pay any portion of the Deferred Purchase Price when due and payable pursuant to this Section 1.02, subject to Article VI, and such failure to pay continues for thirty (30) days following written notice to Buyer from Seller of such failure to pay (the thirtieth (30th) day after such notice is received by the Buyer is referred to herein as the “Deferred Purchase Price Trigger Date”), then the Buyer shall pay the remaining unpaid amount of the Deferred Purchase Price (including all then unpaid Accrued Interest as of such date of failure to pay) in equal quarterly installments over a period of three (3) years, beginning on the last day of each calendar quarter (i.e., March 31, June 30, September 30 or December 31, as applicable) following the Deferred Purchase Price Trigger Date (or, if such date is not a Business Day, the immediately following business date) and on the last day of each calendar quarter thereafter (or, if such date is not a Business Day, the immediately following business date) (each such date, a “Quarterly Payment Date”), and the remaining unpaid amount of the Deferred Purchase Price shall accrue interest at a rate of twelve percent (12%) per annum (the “Penalty Interest”), payable in cash on each Quarterly Payment Date until the date on which such amounts (inclusive of Penalty Interest accrued thereon) is actually paid to Seller (such date of payment of the Deferred Purchase Price in full, including any unpaid Accrued Interest or Penalty Interest, as applicable, the “Deferred Purchase Price Termination Date”). For the avoidance of doubt, payment of Penalty Interest will be in lieu of Accrued Interest.

(ii)            Affirmative Covenants. During the period beginning at the Closing and ending on the Deferred Purchase Price Termination Date, the Buyer shall:

(1)	Maintenance of Existence. (i) Preserve, renew, and maintain in full force and effect the corporate or organizational existence of the Companies and (ii) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of each Company’s business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that this clause (1) will not restrict any transaction not prohibited by the Security Agreement.

(2)	Compliance. Cause each Company to comply with (i) all of the terms and provisions of its organizational documents; (ii) its obligations under its Material Contracts and agreements and (iii) all Applicable Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(3)	Payment Obligations. Cause each Company to pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent (after giving effect to any applicable grace periods or payment terms), as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate Proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

(4)	Notice of Events of Default. As soon as possible and in any event within five (5) Business Days after it becomes aware that an Event of Default (as defined below) has occurred, notify Seller in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

(iii)            Negative Covenants. During the period beginning at the Closing and ending on the Deferred Purchase Price Termination Date, without the prior written consent of Seller, the Buyer shall not cause or permit any Company to:

(1)	Indebtedness. Incur, create, or assume any Indebtedness for borrowed money except for (i) intercompany Indebtedness among the Companies and/or between one or more Companies and the Buyer and its Subsidiaries, and (ii) Indebtedness for borrowed money not in excess of $500,000.

(2)	Liens. Incur, create, assume, or suffer to exist any Lien on any of its Property or assets or the Units, whether now owned or hereinafter acquired, except for (i) Liens for Taxes not yet due or which are being contested in good faith by appropriate Proceedings; (ii) non-consensual Liens arising by operation of law, arising in the Ordinary Course of Business, and for amounts which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate Proceedings, (iii) Liens created pursuant to the Security Agreement and (iv) with respect to property or assets, the Permitted Liens or any Liens relating to Indebtedness for borrowed money not in excess of $500,000.

(3)	Line of Business. Enter into any business except for those businesses in which the Buyer is engaged on the Closing Date or that are reasonably related, complementary, incidental, synergistic or ancillary thereto or reasonable extensions to any of the foregoing.

(4)	Limitations on Amendments. Amend, supplement, or otherwise modify (pursuant to a waiver or otherwise):

(a)	its articles of incorporation, certificate of designation, operating agreement, bylaws, or other organizational document; or

(b)	the terms and conditions of any material agreement to which such Company is a party;

in each case, in any respect materially adverse to such Company or the interests of Seller.

(iv)            Events of Default. An “Event of Default” for purposes of this Agreement shall occur upon:

(1)	the failure by the Buyer to make payment of, following the Deferred Purchase Price Trigger Date, (A) any principal amount of the Deferred Purchase Price or interest thereon when due on a Quarterly Payment Date or (B) any other amount due hereunder, in either case, within thirty (30) days after such amount is due and the Buyer shall have received a notice of such failure from the Seller;

(2)	the Buyer fails to observe or perform any covenant, condition, or agreement contained in Section 1.02(b)(ii), Section 1.02(b)(iii) or the Security Agreement and such failure continues for thirty (30) days after the Buyer shall have received a notice of such failure from the Seller;

(3)	the Buyer or any Company commences any case, Proceeding, or other Action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an Order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Buyer or any Company makes a general assignment for the benefit of its creditors;

(4)	there is commenced against the Buyer or any Company any case, Proceeding, or other Action of a nature referred to in Section 1.02(b)(iv)(3) which (i) results in the entry of an Order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of sixty (60) days;

(5)	there is commenced against the Buyer or any Company any case, Proceeding, or other Action seeking issuance of a warrant of attachment, execution, or similar process against all or substantially all of its assets which results in the entry of an Order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(6)	the Buyer or any Company is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due; or

(7)	one or more judgments or decrees rendered against any Company in excess of $500,000 and such judgments or decrees shall not have been appealed, satisfied, vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof.

(v)            Remedies. If an Event of Default has occurred and is continuing, and Seller has given five (5) Business Days’ prior written notice to the Buyer of Seller’s intent to exercise its rights pursuant to this Section 1.02(b)(v), Seller may, at its option:

(1)	By written notice to the Buyer, declare the outstanding balance of the Deferred Purchase Price, accrued and unpaid interest thereon, and all other amounts payable hereunder immediately due and payable; or

(2)	subject to the terms and conditions (including with respect to prior written notice) of the Security Agreement, exercise any and all of the remedial rights and privileges set forth in the Security Agreement.

Notwithstanding anything to the contrary herein, (a) the Buyer shall be liable for the obligations under this Section 1.02(b), (b) in the event of a foreclosure of the Units, no judgment for deficiency shall be sought or obtained by the Seller against the Buyer, and (c) recourse against the Buyer under this Section 1.02(b) is limited solely to the Buyer, and (i) no member of the Buyer, (ii) no Person owning, directly or indirectly, any legal or beneficial interest in a member of the Buyer, (iii) no partner, manager, principal, officer, controlling Person, beneficiary, trustee, real estate investment advisor, or other similar fiduciary, shareholder, employee, agent, Affiliate or director of any person described above, and (iv) none of their respective successors and assigns, shall have any personal Liability for the payment or performance of any of the obligations under this Section 1.02(b).

(vi)            Security Agreement. At Closing, Seller and Buyer shall enter into a pledge agreement in substantially the form attached hereto as Exhibit A (the “Security Agreement”), pursuant to which, among other things, Buyer grants a security interest on the Units to secure Buyer’s obligation to pay the Deferred Purchase Price, which lien shall be secured on a first-lien basis.

(vii)            Prepayment. Notwithstanding anything to the contrary herein, Buyer may pay the outstanding Deferred Purchase Price in full, or any portion thereof, at any time prior to December 31, 2023 without the incurrence of any fees, penalties or additional interest (other than, for the avoidance of doubt, any unpaid Accrued Interest).

Section 1.03      Working Capital Adjustment.

(a)            At least four (4) Business Days prior to the Closing Date, Seller has delivered to Buyer (i) Seller’s good faith estimate of the Working Capital of the Companies, on a consolidated basis, as of the close of business on the day immediately prior to the Closing Date (the “Working Capital Estimate”), together with supporting calculations and all other schedules and workpapers related thereto, and (ii) a calculation of the resulting Estimated Working Capital Overage or Estimated Working Capital Underage.

(b)            As promptly as practicable, but no later than ninety (90) days after the Closing Date, Seller shall cause to be prepared in good faith and delivered to Buyer a consolidated balance sheet of the Companies which shall set forth the assets and Liabilities of the Companies (including any Liabilities related to Taxes of the Company for any Pre-Closing Period determined in accordance with Section 5.02(c) and Section 5.02(d)), on a consolidated basis, as of the close of business on the day immediately preceding the Closing Date (the “Closing Date Balance Sheet”) and a statement of the Working Capital for the Companies, on a consolidated basis (the “Statement”) derived from the Closing Date Balance Sheet (the “Closing Working Capital”), together with supporting calculations and all other schedules and workpapers related thereto. No fact or event, including any market or business development, occurring after the Closing, and no change in GAAP, calculating methodology or Applicable Laws after the Closing Date, shall be taken into consideration in the determination of the Statement or of the Closing Date Balance Sheet.

(c)            The Closing Date Balance Sheet and the Statement for the Companies, on a consolidated basis, shall become final and binding upon the Parties on the date that is sixty (60) days following delivery thereof to Buyer pursuant to Section 1.03(b) unless Buyer gives written notice of its disagreement with the Closing Date Balance Sheet and the Statement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received pursuant to this Section 1.03(c), then the Closing Date Balance Sheet and the Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (i) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm as set forth below. During the thirty (30) day period following the delivery of a Notice of Disagreement (the “Resolution Period”), the Parties shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of the Resolution Period any matters properly included in the Notice of Disagreement remain in dispute, the Parties shall each submit to an independent accounting firm as shall be agreed upon by the Parties hereto in writing (in any such case, the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 1.03, any and all such matters, in the form of a written brief delivered to the Accounting Firm within ten (10) days after the end of the Resolution Period. The Accounting Firm shall be instructed to, and the Parties shall use reasonable efforts to cause the Accounting Firm to, render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the Closing Working Capital was calculated in accordance with the standards set forth in this Section 1.03 and whether there were errors in the Closing Date Balance Sheet and the Statement. The Accounting Firm’s decision shall be based solely on the written submissions by the Parties and their respective Representatives and not by independent review. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. The final determination with respect to all dispute items shall be set forth in a written statement by the Accounting Firm delivered to Seller and Buyer and shall be final, conclusive and binding on the Parties. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the Parties) pursuant to this Section 1.03 shall be borne by the Parties in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. For the avoidance of doubt and solely as an illustration of the methodology set forth in the preceding sentence, if (i) a Notice of Disagreement delivered by Buyer assigns values to the disputed matters such that the Closing Working Capital set forth in the Statement would be decreased by $1,000,000, (ii) Seller maintains that the Closing Working Capital set forth in the Statement is correct and (iii) the Accounting Firm’s final resolution of the disputed items in accordance with this Section 1.03(c) is that the Closing Working Capital is decreased from the amount set forth in the Statement by $600,000 (i.e., sixty percent (60%) of the amount in dispute is resolved in favor of Buyer), then Seller shall be responsible for 60% of such cost of arbitration and Buyer shall be responsible for 40% of such cost of arbitration. Except as provided in the two (2) preceding sentences, the fees and disbursements of Buyer’s independent auditors incurred in connection with their review of the Closing Date Balance Sheet, the Statement and any Notice of Disagreement shall be borne by Buyer, and the fees and disbursements of Seller’s independent accountants incurred in connection with their review of a Closing Date Balance Sheet, a Statement and any Notice of Disagreement shall be borne by Seller.

(d)            Within five (5) Business Days after the determination of the final Closing Date Balance Sheet and the Statement: (i) if the Closing Working Capital is greater than the WC Target (a “Final Working Capital Overage”), the Deferred Purchase Price shall increase by the amount of the Final Working Capital Overage or (ii) if the Closing Working Capital is less than the WC Target (a “Final Working Capital Underage”), the Deferred Purchase Price shall decrease by the amount of the Final Working Capital Underage. Such increase or decrease to the Deferred Purchase Price shall increase or decrease the final payment by Buyer of the Deferred Purchase Price. Any increase or decrease in the Deferred Purchase Price resulting from a Final Working Capital Overage or Final Working Capital Underage, as applicable, will be subject to the payment terms in Section 1.02, including, for the avoidance of doubt, the pre-payment and Accrued Interest mechanics therein.

(e)            The term “Working Capital” means Current Assets minus Current Liabilities as of the close of business on the day immediately preceding the Closing Date. The terms “Current Assets” and “Current Liabilities” mean, respectively, as to the Companies, on a consolidated basis, the total consolidated current assets (other than cash), total consolidated current Liabilities (including, for the avoidance of doubt, any Liabilities related to Taxes of the Company for any Pre-Closing Period determined in accordance with Section 5.02(c) and Section 5.02(d)) of the Companies, calculated in the same way, and using the same methods, as the line items on the Balance Sheet; provided that to the extent the actual amount of Taxes of the Company is unknown at the time of Closing or as of the date of the final Closing Date Balance Sheet, the Parties shall use the most recent information available in estimating the amount of such Taxes of the Company for purposes of this Section 1.03. Except as set forth in this Section 1.03, Closing Working Capital and its components, Current Assets and Current Liabilities, shall be calculated and the Closing Date Balance Sheet and the Statement shall be prepared in the same way, using the same accounting methods, policies, practices, principles and procedures with consistent classifications, judgments, estimation methodologies and line items as were used in the preparation of a Balance Sheet, in accordance with GAAP. For purposes of preparing the Closing Date Balance Sheet and the Statement whether or not the date as of which Closing Working Capital is required to be calculated pursuant to this Section 1.03 coincides with a fiscal quarter-end for a Company, such Company shall use its normal fiscal quarter-end close procedures for the preparation thereof, including procedures with respect to accruals and adjustments.

(f)            During the period of time from and after the Closing Date through the final determination of Closing Working Capital in accordance with this Section 1.03, Buyer shall afford, and shall cause each Company to afford, to Seller and the accountants, counsel and/or financial advisers retained by Seller in connection with the determination of Closing Working Capital in accordance with this Section 1.03 reasonable access during normal business hours to all the properties, books, Contracts, personnel and records of the Company relevant to the determination of Closing Working Capital in accordance with this Section 1.03.

Section 1.04      Third-Party Consents. Buyer and Seller shall each use its commercially reasonable efforts to obtain all Consents of Governmental Bodies and other third parties required after the Closing with respect to the transactions contemplated by this Agreement, at the sole cost and expense of Buyer, and Buyer and Seller shall each use its commercially reasonable efforts to satisfy all conditions relating to such Consents of Governmental Bodies or other third parties in all respects, at the sole cost and expense of Buyer; provided, however, notwithstanding the foregoing, Seller and Buyer shall share equally all reasonable costs and expenses as it pertains to obtaining the consents listed on Section 1.06(d)(1) and Section 1.06(d)(2) of the Disclosure Schedules.

Section 1.05      Mutual Conditions to Closing. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)            No Governmental Body shall have enacted, issued, promulgated, enforced, or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)            Buyer shall have received (i) all consents required under that certain Credit and Security Agreement, dated as of November 2, 2018, by and between Buyer and KeyBank National Association necessary to consummate the transactions contemplated under this Agreement and the Security Agreement and (ii) evidence of release and termination of, or Buyer’s authority to release and terminate, any and all Liens and/or UCC financing statements in, on, against or with respect to the Units and the assets of the Companies (other than Permitted Liens).

Section 1.06      Buyer’s Conditions to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)            The Fundamental Representations of Seller contained in Article II and of the Companies contained in Article III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except for de minimis inaccuracies and the remaining representations and warranties of Seller contained in Article II and of the Companies contained in Article III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)            Seller and the Companies shall have duly performed and complied in all material respects (or compliance therewith shall have been waived by Buyer) with all agreements, covenants, and conditions required by this Agreement and to be performed or complied with by it prior to or on the Closing Date.

(c)            Seller shall have delivered, or caused to be delivered to Buyer each of the items set forth in Section 1.08(b)(i)-(vii).

(d)            Seller shall have obtained all consents set forth in Section 1.06(d) of the Disclosure Schedules.

Section 1.07      Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)            The Fundamental Representations of Buyer contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except for de minimis inaccuracies and the remaining representations and warranties of Buyer contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)            Buyer shall have duly performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)            Buyer shall have delivered, or caused to be delivered to Seller each of the items set forth in Section 1.08(b)(viii)-(ix).

Section 1.08      Closing Transactions.

(a)            Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email or fax at 9:00 a.m. Central Time two (2) Business Days after the last of the conditions to Closing set forth in Section 1.05, Section 1.06, and Section 1.07 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing, but in no event prior to the date that is forty-five (45) days from the date hereof (the day on which the Closing takes place being the “Closing Date”) and the Closing shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date.

(b)            Deliveries and Closing Actions. Subject to the conditions set forth in this Agreement, at the Closing:

(i)            Seller shall deliver to Buyer a duly executed assignment in lieu of certificate with respect to the assignment of the Units;

(ii)            Seller shall deliver to Buyer a duly executed counterpart to the Security Agreement;

(iii)            Seller shall deliver to Buyer a certificate, dated as of the Closing Date and duly executed by Seller, with certified copies of the Fundamental Documents of each Company attached thereto, pursuant to which Seller certifies the accuracy, completeness and effectiveness of such Fundamental Documents, in each case, to the Knowledge of the Company;

(iv)            Seller shall deliver to Buyer a certificate, dated not earlier than 10 Business Days prior to the Closing Date, of the Governmental Body of each jurisdiction in which any Company is formed or qualified to do business stating that each Company is in good standing or has comparable active status in such jurisdiction;

(v)            Seller shall deliver to Buyer a validly executed Form W-9 duly executed by Seller, dated as of the Closing Date, and meeting the requirements of Treasury Regulation Section 1.1445-2(b);

(vi)            Seller shall deliver to Buyer the written resignations of all the directors and officers of the Companies listed in Section 3.18 of the Disclosure Schedules;

(vii)            Seller shall deliver to Buyer written releases, in the form attached hereto as Exhibit C, of each of Seller, Yorktown Energy Partners IX, L.P., Randall W. Atkins and Michael D. Bauersachs;

(viii)            Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date, in consideration for the purchase and sale of the Units, an amount equal to (x) the Purchase Price minus (y) the Deferred Purchase Price; and

(ix)            Buyer shall deliver to Seller a duly executed counterpart to the Security Agreement.

Section 1.09      Supplemental Disclosure Schedule. Seller, Target and Buyer shall have the right to disclose additional matters arising after the date of this Agreement (a “Supplemental Disclosure Item”) in a supplemental letter to Buyer and Seller, respectively (a “Supplemental Disclosure Schedule”) from time to time prior to the Closing that, if known, would have been required to be set forth or described in the Disclosure Schedules delivered on the date of this Agreement in order to make the representations and warranties true and correct as of the date of this Agreement and as of the Closing; provided, however, that Supplemental Disclosure Items shall be limited to events or developments occurring (i) after the date hereof, (ii) in the Ordinary Course of Business, (iii) outside the control of Seller and the Companies or effected by any of the Companies without prior Knowledge of the Company, (iv) that do not and would not be reasonably expected to, result in a Material Adverse Effect and (v) that do not impact the Fundamental Representations. No claim may be made hereunder with respect to the matters properly reflected in the Supplemental Disclosure Schedule(s).

Section 1.10      Withholding. Buyer shall be entitled to deduct and withhold from any payments due pursuant to this Agreement any amounts required to be deducted or withheld under any federal, state, local or foreign law. In the event any such amounts are so deducted or withheld, the amount deducted or withheld shall be treated as paid to the Person to whom such amounts would otherwise have been paid for purposes of this Agreement.

Article II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules delivered by Seller to Buyer on the Closing Date (the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer that the statements contained in this Article II are correct and complete as of the date hereof and as of the Closing Date, in each case, to the Knowledge of the Company (other than with respect to the Fundamental Representations contained in this Article II, which are only qualified by Knowledge of the Company to the extent explicitly contained therein).

Section 2.01      Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the Closing Date, in respect of each Company, Seller has made available to Buyer true and complete copies of each Company’s certificate of organization and each Company’s limited liability company agreement, as may have been amended, which are in full force and effect and no Company is in violation of any provision thereof. Section 2.01 of the Disclosure Schedules sets forth a correct and complete list of all the trade names or fictitious business names (D/B/As) used by any Company.

Section 2.02      Authority; Execution and Delivery; Enforceability. Seller has full limited liability company power, authority and capacity to execute and deliver this Agreement (and any other certificate, agreement, document or other instrument to be executed and delivered by Seller in connection with this Agreement (collectively, the “Seller Ancillary Documents”)) and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and any Seller Ancillary Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller. Seller has duly executed and delivered this Agreement and the Seller Ancillary Documents, and this Agreement and the Seller Ancillary Documents constitute the valid and binding obligation of Seller, enforceable against it in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 2.03      No Conflicts. Except as set forth in Section 2.03 of the Disclosure Schedules:

(a)            The execution and delivery by Seller of this Agreement, the performance by Seller of the terms hereof, the consummation of the transactions contemplated hereby and by the Seller Ancillary Documents and compliance by Seller with the terms hereof and thereof do not or will not, as the case may be result in the creation of any Lien upon any of the Company Assets under, any provision of, or otherwise require any Action, consent, approval, Order, authorization, registration, declaration or filing with respect to the governing instruments of Seller.

(b)            No material consent, approval, license, Permit, Order or authorization (“Consent”) of or registration, declaration or filing with any Governmental Body or third parties is required to be obtained or made by Seller with respect to any of the Company Assets in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, in each case other than any Consent that may be required solely by reason of the participation of Buyer (as opposed to any other third party) in the transactions contemplated hereby.

Section 2.04      Ownership of the Units. As of the Closing Date, Seller is the owner of the Units and is the sole member of Target. On the Closing Date, Seller shall transfer, or cause to be transferred, to Buyer good and valid title to the Units free and clear of all Liens other than Liens created by or on behalf of Buyer and applicable federal and state securities law restrictions, Seller shall cease to be a member of Target, and Buyer shall be admitted as sole member of Target.

Section 2.05      Brokerage. Except as set forth in Section 2.05 of the Disclosure Schedules, no agent, broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.06      No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AND SELLER DISCLAIMS ANY SUCH REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE II ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF SELLER, INCLUDING ANY IMPLIED WARRANTIES.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Except as set forth in the Disclosure Schedules, the Target hereby represents and warrants to Buyer (on behalf of itself and the Companies) that the statements contained in this Article III are correct and complete as of the date hereof and as of the Closing Date, in each case, to the Knowledge of the Company (other than with respect to the Fundamental Representations contained in this Article III, which are only qualified by Knowledge of the Company to the extent explicitly contained therein).

Section 3.01      Organization and Standing. Each Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State in which such Company is organized. As of the Closing Date, each Company has full limited liability company power and authority, as applicable, necessary to enable each Company to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and in good standing in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 3.02      Authority; Execution and Delivery; Enforceability. The Target has full limited liability company power, authority and capacity to execute and deliver this Agreement (and any other certificate, agreement, document or other instrument to be executed and delivered by the Company in connection with this Agreement (collectively, the “Target Ancillary Documents”)) and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by the Target of this Agreement and any Target Ancillary Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Target. Target has duly executed and delivered this Agreement and the Target Ancillary Documents, and this Agreement and the Target Ancillary Documents constitute the valid and binding obligation of Target, enforceable against it in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 3.03      No Conflicts. Except as set forth in Section 3.03 of the Disclosure Schedules:

(a)            The execution and delivery by the Target of this Agreement, the performance by the Companies of the terms hereof, the consummation of the transactions contemplated hereby and by the Target Ancillary Documents and compliance by the Companies with the terms hereof and thereof do not or will not, as the case may be, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification, or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Company Assets under, any provision of, or otherwise require any Action, consent, approval, Order, authorization, registration, declaration or filing with respect to (i) the Fundamental Documents of any Company, (ii) any Material Contract to which any Company is a party or by which any of the Company Assets are bound or (iii) any Order entered by or with any Governmental Body or Applicable Law applicable to any Company or any of the Company Assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to have a Material Adverse Effect.

(b)            No Consent of or registration, declaration or filing with any Governmental Body or third parties is required to be obtained or made by any Company or with respect to any of the Company Assets in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to have a Material Adverse Effect.

Section 3.04      Membership Interests of the Companies.

(a)            The Units and all equity interests of the Ramaco East Subsidiaries (collectively, the “Ramaco East Subsidiary Interests”) constitute 100% of the total issued and outstanding membership interests in the Target and the Ramaco East Subsidiaries. Except for the Units and the Ramaco East Subsidiary Interests, there are no membership units or other equity securities of the Target or any Ramaco East Subsidiary issued, reserved for issuance or outstanding, and the Units and Ramaco East Subsidiary Interests are duly authorized and validly issued, and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, or any similar right. There are no options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, appreciation rights, performance units, commitments, Contracts, arrangements or undertakings of any kind to which Target or any Ramaco East Subsidiary is a party or by which it is bound (i) obligating the Target or any Ramaco East Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership units or other equity interests in, or any security convertible into or exercisable for or exchangeable into any membership units or other equity interest in, the Target or any Ramaco East Subsidiary or (ii) obligating the Target or any Ramaco East Subsidiary to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking. There are no outstanding contractual obligations of the Target or any Ramaco East Subsidiary to repurchase, redeem or otherwise acquire any membership units or other equity interests of the Target or any Ramaco East Subsidiary. As of the Closing Date, (x) Seller is the sole member of Target and is the record and beneficial owner of all of the Units and (y) Target is the sole member of each of the Ramaco East Subsidiaries and is the record and beneficial owner of all of the Ramaco East Subsidiary Interests.

(b)            To the Knowledge of the Company, all equity interests of the Ramaco West Subsidiaries (collectively, the “Ramaco West Subsidiary Interests”) constitute 100% of the total issued and outstanding membership interests in the Ramaco West Subsidiaries. Except for the Ramaco West Subsidiary Interests, to the Knowledge of the Company, there are no membership units or other equity securities of the Ramaco West Subsidiaries issued, reserved for issuance or outstanding, and the Ramaco West Subsidiary Interests are duly authorized and validly issued, and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, or any similar right. To the Knowledge of the Company, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, appreciation rights, performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Ramaco West Subsidiary is a party or by which it is bound (i) obligating any Ramaco West Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership units or other equity interests in, or any security convertible into or exercisable for or exchangeable into any membership units or other equity interest in, any Ramaco West Subsidiary or (ii) obligating any Ramaco West Subsidiary to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking. To the Knowledge of the Company, there are no outstanding contractual obligations of any Ramaco West Subsidiary to repurchase, redeem or otherwise acquire any membership units or other equity interests of any Ramaco West Subsidiary. To the Knowledge of the Company, as of the Closing Date, Target is the sole member of each Ramaco West Subsidiary and is the record and beneficial owner of all of the Ramaco West Subsidiary Interests.

(c)            None of the Companies owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person other than the Companies.

Section 3.05      Financial Statements; No Undisclosed Liabilities.

(a)            Section 3.05(a) of the Disclosure Schedules sets forth the unaudited balance sheet of the Companies as of December 31, 2021 (the “Balance Sheet”) and the related consolidated statement of income of the Companies for the twelve-month period then ended (the financial statements described in this sentence, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (apart from the absence of notes that, if presented, would not differ materially from those included in the Balance Sheet) and from the books and records of each Company and its Affiliates, as applicable, in a consistent manner and fairly present in all material respects the financial condition and results of operations of each Company as of the dates thereof and for the respective periods indicated therein.

(b)            Except as set forth in Section 3.05(b) of the Disclosure Schedules, the Companies have no Liabilities except (i) Liabilities reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto and (ii) Liabilities which have arisen after the date of the Balance Sheet in the Ordinary Course of Business that do not exceed $100,000.

Section 3.06      Assets.

(a)            Other than real property or Intellectual Property, except as set forth in Section 3.06 of the Disclosure Schedules, each Company has good and valid title to, or has a valid and binding leasehold, license or similar interest in, all material assets (tangible or intangible) reflected on the Balance Sheet or thereafter acquired by such Company, other than those otherwise disposed of in the Ordinary Course of Business since the date of the Balance Sheet, in each case free and clear of all Liens, except (i) Liens as are set forth in Section 3.06 of the Disclosure Schedules, (ii) Liens arising from acts of Buyer or its Affiliates, and (iii) Permitted Liens. The properties, assets, Contracts and rights of each Company include (and immediately after the Closing will include) all of the properties, assets, Contracts and rights necessary for the conduct of the business of such Company substantially in the same manner as it is currently conducted.

(b)            The assets of the Companies are not subject to any Liens arising out of Indebtedness.

(c)            This Section 3.06 does not relate to real property or interests in real property, such items being the subject of Section 3.07, or to Intellectual Property, such items being the subject of Section 3.08.

Section 3.07      Real Property.

(a)            Section 3.07(a) of the Disclosure Schedules sets forth a list of all real property or interests in real property currently owned by the Companies (collectively, the “Company Owned Properties”), other than the Company Land Agreements, which are subject to the representation set forth in Section 3.07(c). The Companies, as of the Closing, own good and valid, fee simple title to the Company Owned Properties free and clear of all Liens, except for the Permitted Liens. There are no Actions pending nor, to the Knowledge of the Company, threatened regarding the ownership, use or possession of the Company Owned Properties, including subsidence claims, condemnation, expropriation or similar proceedings. Except as set forth in Section 3.07(a) of the Disclosure Schedules, no Company has leased or otherwise granted to any Person the right to use or occupy any Company Owned Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Owned Property or any portion thereof or interest therein. No Company is a party to any agreement or option to purchase any real property or interest therein. Except as set forth in Section 3.07(a) of the Disclosure Schedules, no Company is a party to any agreements relating to the Company Owned Properties other than agreements among such Company and Buyer or Buyer’s Affiliates.

(b)            Section 3.07(b) of the Disclosure Schedules sets forth a list of all material real property and interests in real property currently leased to the Companies (collectively, the “Company Leased Properties” and each instrument, a “Company Lease”), other than the Company Land Agreements, which are subject to the representation set forth in Section 3.07(c). The leasehold estate created by each Company Lease is free and clear of all Liens except for Permitted Liens. Each Company Lease is a valid and binding obligation of the Company which is a party thereto and in full force and effect and enforceable by such Company in accordance with its terms, except to the extent that enforcement may be affected by Applicable Laws related to bankruptcy, reorganization, insolvency and creditors’ rights. There are no Actions pending nor, to the Knowledge of the Company, threatened regarding the ownership, use or possession of the Company Leased Properties, including subsidence claims, condemnation, expropriation or similar proceedings. The applicable Companies’ possession and quiet enjoyment of the Company Leased Property has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to any Company Lease. To the Knowledge of the Company, neither the Companies nor any other party to any Company Lease is in breach or default under such Company Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Company Lease. Except as set forth in Section 3.07(b) of the Disclosure Schedules, no Company has subleased, licensed or otherwise granted any Person the right to use or occupy any Company Leased Property or any portion thereof.

(c)            Section 3.07(c) of the Disclosure Schedules set forth a list of all material real property agreements and interests in real property, including, without limitation, all material claims, concessions, licenses, easements, rights of way, surface use agreements and other similar real property agreements pertaining to the Company Owned Properties and the Company Leased Properties (collectively, the “Company Land Agreements”) currently held by the Companies, either existing under Contract, by operation of Applicable Law or otherwise.

(d)            The Company Owned Properties identified in Section 3.07(a) of the Disclosure Schedules, the Company Leased Properties identified in Section 3.07(b) of the Disclosure Schedules, and the Company Land Agreement identified in Section 3.07(c) of the Disclosure Schedules (collectively, the “Real Property”) comprise all of the real property used by the Companies. The Companies, as of Closing, own good and valid, fee simple title to the Real Property free and clear of all Liens, except for Permitted Liens. No Person has any right to purchase, or holds any right of first refusal to purchase, or other right of first offer with respect to, any Real Property.

(e)            All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business conducted thereon. There are no structural deficiencies or latent defects affecting any of the Improvements and, to the Knowledge of the Companies, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business conducted thereon.

Section 3.08      Intellectual Property.

(a)            Section 3.08(a) of the Disclosure Schedules identifies all patents, patent applications, registered trademarks, service marks and copyrights, applications for trademark, service mark, and copyright registrations, internet domain names and other forms of registered Intellectual Property and applications therefor owned by or registered in the name of any Company that are material to the conduct of the business, and the jurisdiction(s) in which any of the foregoing has been issued or registered or in which any application for such issuance and registration has been filed.

(b)            No material Intellectual Property used in the conduct of the operations of any Company are subject to any outstanding Order or Contract materially restricting the use thereof by such Company or materially restricting the licensing thereof by such Company to any Person and, to the Knowledge of the Company, except as would not reasonably be expected to have a Material Adverse Effect, (i) no Company has infringed, misappropriated or otherwise violated, in any material respect, any Intellectual Property of any other Person and (ii) no Person has infringed, misappropriated or otherwise violated, in any material respect, any Intellectual Property owned by any Company.

Section 3.09      Contracts.

(a)            Except as set forth in Section 3.09(a) of the Disclosure Schedules, no Company is a party to or bound by (including, without limitation, being bound by virtue of any such Contract to which an Affiliate of a Company may be party) any of the following Contracts (the Contracts set forth, or required to be set forth in Section 3.09(a) of the Disclosure Schedules, collectively the “Material Contracts”):

(i)	collective bargaining agreement or other Contract with any labor organization, union or association (each a “Labor Agreement”);

(ii)	Contract (other than this Agreement) with Seller or any of its Affiliates (other than the Companies);

(iii)	Contract under which a Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company) or any other note, bond, debenture or other evidence of Indebtedness of a Company (other than in favor of such Company);

(iv)	Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any Person other than a Company, has directly or indirectly guaranteed Indebtedness, Liabilities or obligations of such Company or (B) a Company has directly or indirectly guaranteed Indebtedness, Liabilities or obligations of any Person, other than such Company (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(v)	Contract under which a Company has made any advance, loan, extension of credit or capital contribution to, or other investment in, a Person (other than such Company and other than extensions of trade credit and other advances of operating expenses in the Ordinary Course of Business);

(vi)	Contract (other than in the Ordinary Course of Business) that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures Contract, forward Contract, option or any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate, or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of a Company, taken as a whole;

(vii)	Contract (other than this Agreement) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(viii)	Contract for the sale of any material asset (whether individually or when aggregated together with other like Contracts) of any Company (other than inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any such asset, other than any such Contract entered into in the Ordinary Course of Business;

(ix)	Contract involving the annual expenditure or receipt, in each case, in excess of $100,000, by a Company for the purchase, sale, transportation or storage of coal;

(x)	any Contract or agreement which limits or restricts a Company, or any officers or key employees of such Company, from engaging in any business or action in any jurisdiction;

(xi)	any Contract or agreement in which a Company grants any third-party exclusive rights to sell, license or otherwise distribute any of its products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market;

(xii)	any franchising or licensing agreement;

(xiii)	any management, employment, consulting, change in control, retention, severance or similar agreement;

(xiv)	any Contract or agreement entered into by a Company since January 1, 2019 in connection with the settlement or other resolution of any Action;

(xv)	any Contract granting any Person a Lien on all or any part of any of the assets of a Company; and

(xvi)	any joint venture or partnership Contract.

(b)            All Material Contracts are valid and binding obligations of the Company that is a party to such Material Contracts and in full force and effect and are enforceable by such Company in accordance with their terms, except (i) to the extent that enforcement may be affected by Applicable Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies and (ii) for such failures to be valid, binding, in full force and effect or enforceable that would not reasonably be expected to have (individually or in the aggregate) a Material Adverse Effect. Each Company has performed all material obligations required to be performed by it to date under the Material Contracts applicable to it, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company, no other party to the Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Except as set forth in Section 3.09(b) of the Disclosure Schedules, no Company is participating in any discussions or negotiations regarding modification of or amendment to any Material Contract or entry into any new Material Contract.

Section 3.10      Tax Matters.

(a)            Each Company has complied in all material respects with all Applicable Laws relating to Taxes. Each Company has (x) filed all material Tax Returns that are required to be filed by such Company prior to the Closing and each such Tax Return is true, correct and complete in all material respects and (y) has paid all material Taxes that are due and payable. All material Taxes which any Company is (or has been) obligated to withhold from amounts owing to its employees (individually or in the aggregate) have been fully and timely withheld.

(b)            There is no dispute or claim concerning any Tax Liability of any Company claimed or raised by any Taxing Authority of which any Company has received written notice. No Company has waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency. There is no Tax deficiency outstanding, proposed or assessed against any Company. No Tax Returns with respect to any Company are in the process of being audited or threatened to be audited.

(c)            Since formation, except as set forth in Section 3.10(c) of the Disclosure Schedules, to the Knowledge of the Company, each Company has been a disregarded entity for federal income Tax purposes.

(d)            There are no Liens for Taxes on any of the Company Assets except for Permitted Liens.

(e)            Notwithstanding anything elsewhere in this Agreement to the contrary, the representations and warranties set forth in this Section 3.10 are the sole and exclusive representations and warranties in this Agreement concerning Tax matters.

Section 3.11      Company Employees. Except as set forth in Section 3.11 of the Disclosure Schedules, none of the Companies has any employees or any benefit plans.

Section 3.12      Compliance with Applicable Laws. Except as set forth in Section 3.12 of the Disclosure Schedules, each Company is in compliance with all Applicable Laws and Orders of any Governmental Body, except in such instances where such Company’s noncompliance would not reasonably be expected to have a Material Adverse Effect. For the past three (3) years, except as set forth in Section 3.12 of the Disclosure Schedules, (i) no Company has been charged with and, no Company is now, to the Knowledge of the Company, under investigation with respect to, any actual or alleged violation of any Applicable Law, Order or other requirement of a Governmental Body, and (ii) no Company has been a party to or bound by any Order of any Governmental Body.

This Section 3.12 does not relate to matters with respect to Taxes, which are the subject of Section 3.10, to environmental matters, which are the subject of Section 3.13, or to Intellectual Property matters, which are the subject of Section 3.08.

Section 3.13      Environmental Matters. Except as set forth in Section 3.13 of the Disclosure Schedules, for the past three (3) years (or earlier if unresolved), no Company has received any written citation, Order, directive or report from a Governmental Body that alleges that it is not in compliance in all material respects with or has any material Liability under any Environmental Law, the substance of which has not been materially resolved, other than compliance with Environmental Laws. Except as set forth in Section 3.13 of the Disclosure Schedules, there are no Actions pending or, to the Knowledge of the Company, threatened relating to a material violation of, or material Liability under, Environmental Laws.

Section 3.14      Transactions with Affiliates. Except for any arrangements, understandings or Contracts that are neither material in amount nor necessary for Buyer to operate the businesses of each Company in all material respects as it is conducted as of the date of this Agreement, Section 3.14 of the Disclosure Schedules lists all legally binding arrangements, understandings and Contracts between or among each Company, on the one hand, and (i) Seller, or another Company, or any of their respective Subsidiaries (other than such Company) or any other Affiliate of Seller or a Company or (ii) any executive officer, director manager or employee of the Companies or any Subsidiary of Seller or the Companies (other than such Company), on the other hand.

Section 3.15      Litigation. Except as set forth in Section 3.15 of the Disclosure Schedules, to the Knowledge of the Company, there are no Actions pending, or threatened against, relating to or involving (i) a Company, any of the officers, directors, managers or employees of such Company in their capacities as such or the business, properties or assets of such Company or (ii) any of the Company Assets, by or before any Governmental Body. None of the Companies nor any of their respective officers, directors, managers or employees have been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of such Company. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

Section 3.16      Brokerage. No agent, broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Companies.

Section 3.17      Insurance. The Company has in place policies of insurance in amounts and scope of coverage as set forth Section 3.17 of the Disclosure Schedules (including the names of the carriers of the policies, the named insured, the policy limit and the expiration date thereof) and each such policy is in full force and effect and all premiums are currently paid (and have been paid for all applicable periods under such policies) in accordance with the terms of such policy.

Section 3.18      Officer and Bank Accounts. Section 3.18 of the Disclosure Schedules lists all (i) directors and officers of the Companies and (ii) bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Companies. There are no bank accounts, safety deposit boxes or lock boxes of Seller that contain funds that are properly attributable to any Company.

Section 3.19      Permits.

(a)            The Purchased Permits are all the material Permits, or rights thereto, necessary for the conduct of the business of the Companies substantially in the same manner as it is currently conducted. True and complete copies, as of the date hereof, of the following Purchased Permits have been made available to Buyer: (i) all of the Purchased Permits issued pursuant to Sections 401, 402 or 404 of the Clean Water Act, and (ii) any pending applications for Purchased Permits to be issued pursuant to Sections 401, 402 or 404 of the Clean Water Act which have been submitted to any Governmental Body (including revisions or modifications of existing Purchased Permits). Except as set forth in Section 3.19(a) of the Disclosure Schedules, all Purchased Permits are valid and in full force and effect, and to the Knowledge of the Company, no condition exists that, with the passage of time or otherwise will result in the termination, cancellation, forfeiture or revocation of the Purchased Permits prior to their stated expiration or termination date. To the Knowledge of the Company, no Purchased Permit will be terminated or materially impaired as a result of the transactions contemplated herein. Section 3.19(a) of the Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of the Purchased Permits.

(b)            Neither Seller nor the Target have been notified in writing by any Governmental Body administering Surface Mining Control and Reclamation Act of 1977, or any comparable state statute, that such party is currently (i) ineligible to receive additional surface mining Permits, (i.e., “permit-blocked”), or (ii) under investigation to determine whether its eligibility to receive such Permits should be revoked. As used in this Section 3.19, “owned or controlled” or “owns or controls” shall be defined as set forth in 30 C.F.R. Section 773.5 (2000).

(c)            Section 3.19(c) of the Disclosure Schedules sets forth a true, complete and accurate list of all assets, bonds, letters of credit or other collateral pledged to any Governmental Body as a requirement to obtaining the Purchased Permits.

Section 3.20      Equipment and Other Personalty. The equipment, machinery, vehicles and other tangible personal property (other than inventories) used by the Companies is defined as the “Coal Personalty”. Section 3.20 of the Disclosure Schedules contains a list of all Coal Personalty owned or leased by the Companies with an individual book value of over fifty thousand dollars ($50,000) and indicates for each such item of Coal Personalty whether it is owned or leased. Seller has good and valid title to the owned Coal Personalty, free and clear of all Liens except Permitted Liens. Except as set forth in Section 3.20 of the Disclosure Schedules, all Coal Personalty has been fully paid for, and there are no current or future payments or obligations owing by any Company with respect to any Coal Personalty.

Section 3.21      No Other Representations and Warranties.

BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article II AND THIS ARTICLE III, NONE OF TARGET, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AND TARGET DISCLAIMS ANY SUCH REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED, OR MADE AVAILABLE, TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. Buyer shall acquire the UNITS AND all of the COMPANY ASSETS without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Article II AND THIS ARTICLE III.

BUYER ACKNOWLEDGES AND AGREES THAT NONE OF THE TARGET, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES OR ANY OTHER PERSON WILL HAVE, OR BE SUBJECT TO, ANY LIABILITY OR OTHER OBLIGATION TO BUYER, ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON RESULTING FROM THE SALE AND PURCHASE OF THE UNITS OR BUYER’S USE OF, OR THE USE BY ANY OF ITS AFFILIATES OR REPRESENTATIVES, OF ANY INFORMATION, INCLUDING INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS OR OTHER MATERIAL (INCLUDING ANY CONFIDENTIAL INFORMATION) MADE AVAILABLE TO BUYER, ITS AFFILIATES OR REPRESENTATIVES IN ANY VIRTUAL DATA ROOM, CONFIDENTIAL INFORMATION MEMORANDUM OR PRESENTATIONS, MANAGEMENT PRESENTATIONS, OFFERING MATERIALS, SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS OR ANY DOCUMENTS PREPARED BY, OR ON BEHALF OF, SELLER, ANY OF THE COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, OR BUYER OR ITS AFFILIATES OR REPRESENTATIVES, OR ANY OF BUYER’S POTENTIAL FINANCING SOURCES IN CONNECTION WITH BUYER’S FINANCING ACTIVITIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF TARGET, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES SPECIFICALLY AND EXPRESSLY SET FORTH IN ARTICLE II AND THIS ARTICLE III. BUYER ACKNOWLEDGES AND AGREES THAT EACH OF TARGET, SELLER AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II AND THIS ARTICLE III.

BUYER ACKNOWLEDGES THAT NONE OF THE TARGET, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE PROSPECTS OF ANY OF THE COMPANIES OR THEIR PROFITABILITY FOR BUYER, OR WITH RESPECT TO ANY FORECASTS, PROJECTIONS OR BUSINESS PLANS OR OTHER INFORMATION (INCLUDING ANY CONFIDENTIAL INFORMATION) DELIVERED TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CONNECTION WITH BUYER’S REVIEW OF THE COMPANIES AND THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, INCLUDING AS TO THE ACCURACY OR COMPLETENESS THEREOF OR THE REASONABLENESS OF ANY ASSUMPTIONS UNDERLYING ANY SUCH FORECASTS, PROJECTIONS OR BUSINESS PLANS OR OTHER INFORMATION, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES SPECIFICALLY AND EXPRESSLY SET FORTH IN ARTICLE II AND THIS ARTICLE III.

BUYER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, BUYER SHALL ACQUIRE THE UNITS AND THAT THE TARGET, SELLER AND EACH OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES EXCLUDE AND EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE II AND THIS ARTICLE III, OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR PROPERTIES OF THE COMPANIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF OWNERSHIP OF THE FOREGOING AND THEIR RESPECTIVE ASSETS AND PROPERTIES, AND THE TARGET, SELLER AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES SPECIFICALLY DISCLAIM ANY WARRANTIES, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND WARRANTIES THAT ARISE FROM TRADE USAGE OR CUSTOM.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer SEC Reports, Buyer hereby represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date hereof and as of the Closing Date.

Section 4.01      Organization, Standing; Authority. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Buyer has full limited liability company power and authority to execute this Agreement (and any other certificate, agreement, document or other instrument to be executed and delivered by Buyer in connection with this Agreement (collectively, the “Buyer Ancillary Documents”)) and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance of its obligations hereunder and thereunder and the Buyer Ancillary Documents and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Buyer. Buyer has duly executed and delivered this Agreement and the Buyer Ancillary Documents, and this Agreement and the Buyer Ancillary Documents constitute its valid and binding obligations, enforceable against it in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 4.02      No Conflicts; Consents.

(a)            The execution and delivery by Buyer of this Agreement, the performance by Buyer of the terms hereof, the consummation of the transactions contemplated hereby and compliance by Buyer with the terms hereof do not and will not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, or (e) require any approval from, or filing with, any Governmental Body under or pursuant to, the Fundamental Documents of Buyer, or any law, Order or Contract to which Buyer is bound or subject.

(b)            No Consent of or registration, declaration or filing with any Governmental Body is required to be obtained or made by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby other than any Consent, registration, declaration or filing the failure of which to obtain or make has not had and will not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.03      Litigation. There are not any (a) outstanding judgments against Buyer or any of its Subsidiaries, (b) Actions pending or, to Buyer’s Knowledge, threatened in writing against Buyer or any of its Subsidiaries or (c) investigations by any Governmental Body that are, to Buyer’s Knowledge, pending or threatened against Buyer or any of its Subsidiaries that, in any case, individually or in the aggregate, have had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

Section 4.04     Brokerage. Except for arrangements for which Buyer shall be solely responsible, no agent, broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05     Investment Representation. Buyer is acquiring the Units for its own account with the intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units. Buyer acknowledges that the Units have not been registered under the Securities Act or any state or foreign securities laws and that the Units may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Units are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 4.06      Sufficiency of Funds. Buyer has, and will have at Closing, cash on hand sufficient, in the aggregate, to consummate the transactions contemplated by this Agreement, including the portion of the Purchase Price payable at Closing, which, for the avoidance of the doubt, does not include the Deferred Purchase Price.

Section 4.07     Solvency. Assuming the representations and warranties contained in Article II and Article III are true and correct, upon and immediately after the consummation of the transactions contemplated hereby, Buyer will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature, or (c) have Liabilities in excess of the reasonable market value of its assets.

Section 4.08      Investigation. Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded full access to the books and records of each Company and, to the extent pertaining to each Company, and the Company Assets, Seller and its Affiliates for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of each Company, and the Company Assets. Buyer does not have any knowledge that the representations and warranties of Seller in this Agreement are not true and correct in all material respects, and Buyer does not have any knowledge of any material errors in, or material omissions from, the Disclosure Schedules. Buyer acknowledges that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article II and Article III.

Section 4.09     No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Article V

CERTAIN COVENANTS

Section 5.01      Confidentiality. Seller agrees that, from and after the Closing until such information is no longer competitively sensitive or no longer constitutes a trade secret (as applicable), Seller shall, and shall cause its controlled Affiliates to, not disclose any Confidential Information and, except as otherwise expressly permitted by this Agreement, refrain from using any of the Confidential Information; provided that notwithstanding anything to the contrary, Seller and its Affiliates shall not be precluded from disclosing information to their respective beneficial owners, actual or potential financing sources, employees, advisors or representatives or as it may reasonably deem to be appropriate for any purpose, including in connection with fundraising efforts, financial reporting, and investment opportunities, so long as such Persons are informed of the confidential nature of such information. In the event that Seller or Seller’s Affiliates is requested or required (by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Buyer of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with the provisions of this Section 5.01. If, in the absence of a protective Order or the receipt of a waiver hereunder, Seller or its Affiliates or representatives is compelled to disclose any Confidential Information to any Governmental Body, such Person may disclose the Confidential Information to the Governmental Body; provided that Seller shall direct such Person to use such Person’s commercially reasonable efforts to obtain, at the request and expense of Buyer, an Order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services, relationships, suppliers, distributors, customers and/or other material business relations of the Companies and their respective businesses, including: (A) non-public internal business information (including financial information, budgets and information relating to strategic plans and cost, rate and pricing structures); (B) non-public requirements of, and specific contractual arrangements with, customers, suppliers and other material business relations; (C) trade secrets recognized under Applicable Laws as “trade secrets”, proprietary know-how, methods of operation, techniques, formulae and systems relating to any Company’s products or services; and (D) non-public corporate business structure and business units of each Company; provided that Confidential Information shall not include information (x) which is or becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates in violation of this Agreement or (y) which is developed independently without violating the obligations set forth herein.

Section 5.02      Tax Matters.

(a)            Transaction Tax Treatment; Purchase Price Allocation. The Parties agree that the sale of the Units by Seller to Buyer hereunder shall be treated for United States federal income Tax purposes (and any applicable state and local income Tax purposes to the extent permissible under Applicable Laws) as the sale by Seller of the assets of the Companies to Buyer, and the Parties shall allocate the Purchase Price plus the amount of Liabilities of each Company (to the extent properly taken into account for applicable Tax purposes) and any other amounts treated as consideration for United States federal income Tax purposes among the assets of the Companies deemed sold in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code. Within ten (10) days prior to Closing, Buyer shall deliver the proposed allocation of the Purchase Price and any other amounts treated as consideration for United States federal income tax purposes to Seller for its review and comments (the “Allocation”), and Buyer shall consider and incorporate any reasonable comments proposed by Seller. Seller and Buyer shall each report the federal, state and local and other Tax consequences of the transactions contemplated under this Agreement as set forth in the Allocation including the preparation and filing of Form 8594 under Section 1060 of the Code (or any successor provision of any future Tax Applicable Law, or any comparable provision of state or local Applicable Law) with their respective federal, state and local income Tax Returns for the taxable year that includes the Closing Date. Neither Seller nor Buyer shall take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by Applicable Law; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation, and neither Seller nor Buyer shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation. If the Purchase Price is treated as being adjusted for Tax purposes pursuant to Section 5.02(g) or Section 6.06, then the Allocation shall be adjusted in a manner that is in accordance with Section 1060 of the Code (and the Treasury Regulations thereunder), as mutually agreed by the Parties.

(b)            Transfer Taxes. All sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes and fees (“Transfer Taxes”) arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement shall be paid one hundred percent (100%) by Buyer. Buyer shall timely prepare and file all Tax Returns required to be filed with respect to Transfer Taxes and shall deliver a copy of any such Tax Return, as filed, to Seller.

(c)            Apportionment of Property Taxes. Real property Taxes, personal property Taxes and similar ad valorem Taxes (collectively, “Property Taxes”) levied with respect to the Company Assets that relate to the Straddle Period shall be apportioned between Pre-Closing Periods and Post-Closing Periods on a per diem basis.

(d)            Apportionment of Taxes other than Property Taxes. For purposes of apportioning Taxes other than Property Taxes, the following provisions shall govern: (i) in the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Period (or the portion of the Straddle Period ending on the Closing Date) to the extent relating to a Tax for a Pre-Closing Period (or portion of a Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date and (ii) in the case of all other Taxes for a Straddle Period (including, without limitation, income Taxes, employment Taxes, and sales and use Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if a Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology”. For purposes of this Section 5.02(d)(ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date determined by multiplying such item by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(e)            Tax Cooperation. The Parties shall reasonably cooperate, and shall cause their respective Affiliates to cooperate, as and to the extent reasonably requested by the other Party (and at such other Party’s expense), in connection with the filing of Tax Returns and any Action, audit or other proceeding regarding Taxes with respect to each Company. Such cooperation shall include the retention (until the expiration of the applicable limitation period, taking into account any extension thereof) of and (upon the other Party’s request) the provision of records and information reasonably relevant to any such Action, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f)            Seller, at the sole cost and expense of Seller, shall (i) prepare and timely file all Tax Returns of each Company due (after taking into account all appropriate extensions) on or prior to the Closing Date (as to each Company each are “Company Prepared Returns”) and (ii) timely pay all Taxes that are shown as payable with respect to the Company Prepared Returns. All Company Prepared Returns shall be prepared in accordance with existing procedures, practices and accounting methods of the Company.

(g)            Buyer shall cause each Company (at its expense) to prepare and timely file all Tax Returns of such Company due after the Closing Date (the “Buyer Prepared Returns”) and timely pay all Taxes that are shown as payable with respect to the Buyer Prepared Returns. To the extent that a Buyer Prepared Return relates to a Pre-Closing Period (or the portion of any Straddle Period ending on the Closing Date), such Tax Return shall be prepared on a basis consistent with existing procedures, practices and accounting methods of the applicable Company, unless required otherwise by Applicable Law.

(h)            Amendments. Neither Buyer nor any Affiliate of Buyer shall amend any U.S. federal income Tax Return of or with respect to a Company with respect to any Pre-Closing Period without the prior consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

(i)            Tax Contests. Notwithstanding anything to the contrary in this Agreement, Seller shall have the sole right to control the conduct of any Tax audit, examination, inquiry or assessment relating to income Taxes of Seller or its Affiliates (other than any Company).

(j)            Income Tax Returns. Notwithstanding anything herein to the contrary, neither Buyer nor any of its Affiliates shall have access to the income Tax Returns or related workpapers of Seller or any of its Affiliates.

(k)            Tax Refunds. Buyer or any Affiliate thereof shall promptly inform Seller of any Tax refund received with respect to Taxes of any Company attributable to any Pre-Closing Period (as apportioned in accordance with Section 5.02(c) or Section 5.02(d)) except to the extent that such Tax refund (x) was included as a Current Asset or (y) is attributable to the carryback of any loss or other Tax item from a Post-Closing Period (the “Tax Refund”). Buyer shall pay to Seller such Tax Refund, net of any costs or expenses (including Taxes) incurred to receive such Tax Refund, within ten (10) days of receipt of such Tax Refund (or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable)).

Section 5.03      Access to Books and Records. Buyer shall cause each Company to provide Seller and its authorized Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of such Company with respect to periods or occurrences prior to the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall not permit any Company to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any books and records of such Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

Section 5.04      Permits and Financial Assurance. As promptly as reasonably practicable after the Closing Date and, in any event, no later than as required by Applicable Law, Seller and Buyer shall cooperate to prepare all applications, notices, forms and other documents required in connection with the transactions contemplated by this Agreement, including any submissions or filings required under Environmental Laws, to obtain the approval of all applicable Governmental Bodies of the change of ownership and control of the Companies and to replace any financial assurances required under Applicable Law. Seller shall pay all associated transfer fees and submit such documents to the appropriate Governmental Bodies.

Section 5.05      Interim Operating Covenants.

(a)            During the period between the date of this Agreement and the Closing (the “Interim Period”), Seller shall not, and shall cause its officers who serve as directors of Target not to, instruct any officer of Target to take any action that is not in the Ordinary Course of Business of Target, except (i) any distribution of cash, (ii) as permitted under this Agreement or (iii) with the prior consent of Buyer, which shall not be unreasonably withheld.

(b)            During the Interim Period, the Target shall and shall cause each of the other Companies and its and their officers, managers, directors, employees, attorneys, accountants and other agents to grant, to Buyer and its authorized Representatives and potential lenders, as well as their respective officers, employees, Affiliates and other agents, full and complete access, during normal business hours, to the personnel, properties, customers, suppliers, lessors, books and records of the Companies. In addition, during the Interim Period, the Target and each of the other Companies shall report to Buyer, as and when requested, concerning the status of the operations, finances and affairs of the Target and any Company.

(c)            During the period from the date of this Agreement and the date that is forty-five (45) days from the date hereof, Seller shall not, and shall cause its Affiliates, officers, directors, managers, employees, agents, consultants, financial advisors, accountants, legal counsel and other representatives not to, directly or indirectly: (i) submit, solicit, initiate or encourage any proposal or offer from any Person (other than Buyer or its Affiliates in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (A) reorganization, liquidation, dissolution or recapitalization of the Target or any of the other Companies, (B) merger or consolidation involving the Target or any of the other Companies, (C) purchase, sale or otherwise dispose of any Company Assets, Company Land Agreements, Company Lease or Company Owned Properties, other than in the Ordinary Course of Business of the Companies, (D) purchase, sell or otherwise dispose the Units or any of the Ramaco East Subsidiary Interests or Ramaco West Subsidiary Interests (or any rights to acquire, or securities convertible into or exchangeable for, any of the Units, Ramaco East Subsidiary Interests or Ramaco West Subsidiary Interests), or (E) similar transaction or business combination involving any Company or its businesses or assets (each of the foregoing transactions described in clauses (A) through (E), a “Company Transaction”) or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer or its Affiliates) to do or seek to do any of the foregoing. If any of the foregoing provisions of this Section 5.05(b) are breached and the transactions contemplated hereby are not consummated for any reason, the Target shall and shall cause each of the other Companies, in addition to any other remedies available hereunder or under any Applicable Law, promptly reimburse Buyer and its Affiliates for all reasonable and documented out-of-pocket fees and expenses incurred prior to or after the date of this Agreement by Buyer and its Affiliates in connection with the negotiation and consummation of this Agreement, including fees and expenses of legal counsel, accountants and other consultants and advisors retained by Buyer and its Affiliates in connection therewith. Seller agrees to notify Buyer immediately if any Person makes any written proposal, offer, inquiry or contact with respect to a Company Transaction.

Section 5.06      Parent Guarantee. Parent hereby absolutely, unconditionally and irrevocably guarantees, by way of an independent obligation to Seller, the due and punctual payment of all amounts due and payable by Buyer to Seller pursuant to Section 1.02 following the Deferred Purchase Price Trigger Date, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement and the Security Agreement and further absolutely, unconditionally and irrevocably guarantees all indemnification obligations of Buyer pursuant to Article VI (the “Parent Guarantee”). Parent acknowledges and agrees that the Parent Guarantee shall be a guarantee of payment and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer. Parent hereby makes the representations and warranties set forth in Section 4.01 (Organization; Standing; Authority), Section 4.02 (No Conflicts; Consents), Section 4.06 (Sufficiency of Funds) and Section 4.07 (Solvency) as if each such representation and warranty was made, mutatis mutandis, with respect to “Parent” instead of “Buyer.” Following the Closing and until the Deferred Purchase Price Termination Date, Parent will preserve and maintain its legal existence and perform in all respects its obligations under the Parent Guarantee.

Article VI

INDEMNITY

Section 6.01      Seller’s Agreement to Indemnify. Upon the terms and subject to the conditions of this Article VI, Seller shall, from and after the Closing, indemnify, defend and hold harmless Buyer and its Affiliates (and their respective directors, officers, managers, shareholders, members, managers, partners, employees, agents, attorneys and representatives) from and against any and all charges, dues, fines, claims, Liabilities, losses, damages, payments, deficiencies, awards, settlements, assessments, judgments, fees, penalties, costs and expenses, including the reasonable fees and disbursements of counsel (collectively, “Damages”), which any of them shall incur, sustain or suffer and which relate to or arise, directly or indirectly, out of or in connection with and without duplication (i) any breach or inaccuracy of any Fundamental Representation or Surviving Operational Representation made by Seller, Target or the other Companies (each such breach and inaccuracy, a “Seller Warranty Breach”), (ii) any breach, non-compliance, nonfulfillment or nonperformance by Seller of any covenant or agreement in this Agreement that survives the Closing and (iii) Closing Indebtedness (collectively, “Buyer Claims”).

Section 6.02      Seller’s Limitation of Liability.

(a)            Seller shall not be liable with respect to any Damages otherwise payable under Section 6.01(i) unless the aggregate amount of Damages with respect to all such Damages exceeds six-hundred and fifty-thousand dollars ($650,000) (the “Deductible”) and then only to the extent of such excess, after which time all Damages in excess of the Deductible shall be indemnifiable; provided, however, that the Deductible shall not apply with respect to any Damages resulting from or arising out of any breach of the Fundamental Representations. Notwithstanding anything to the contrary in the foregoing, for purposes of determining the extent to which an Indemnified Party shall be entitled to be indemnified under Section 6.01(i) (other than with respect to Damages arising out of or resulting from any breach of the Fundamental Representations), Damages arising out of or resulting from a breach of the Fundamental Representations shall not be taken into account for purposes of determining whether (and the extent to which) the Deductible has been exceeded. For the avoidance of doubt, the Deductible shall not apply to Damages to which indemnification is payable by Seller pursuant to Section 6.01(ii) and Section 6.01(iii).

(b)            Seller’s maximum Liability in the aggregate for all claims for indemnification for Seller Warranty Breaches shall not exceed the Purchase Price (the “Cap”); provided, however, that the Cap shall not apply with respect to any Damages resulting from or arising out of Fraud. For the avoidance of doubt, the Cap shall not apply to losses to which indemnification is payable by Seller pursuant to Section 6.01(ii) and Section 6.01(iii).

(c)            Notwithstanding any other provisions in this Agreement, and in addition to any other limitations on Buyer’s rights to indemnification under this Agreement, Seller shall not be liable for Damages with respect to any Seller Warranty Breach to the extent such Damages: (i) are for the implementation of, or result from, any subsurface or invasive investigation at any Property except with respect to such investigation that is (1) required by applicable Environmental Laws, (2) initiated by Seller; (3) requested by a lender; (4) conducted in connection with a sale process for any Property; (5) conducted consistent with industry practice in connection with the construction, renovation, demolition, removal or expansion of Improvements at any Property; (6) conducted in response to facts or conditions indicating a potential material risk to human health or safety or the environment; (7) conducted in connection with defending against or responding to a third party claim; or (8) conducted in connection with a release of Hazardous Materials occurring after the Closing Date; (ii) to the extent resulting from the implementation of any such requirement that is not conducted to achieve the applicable risk-based commercial or industrial use cleanup standard or in the most cost-effective manner allowed under Environmental Law; (iii) arise out of any change in use of any Property from how such Property is used as of the Closing Date; or (iv) are to implement investigation or remediation standards at any Property other than those applicable to such Property as used as of the Closing Date.

Section 6.03      Buyer’s Agreement to Indemnify. Upon the terms and subject to conditions of this Article VI, from and after the Closing, Buyer and the Companies, jointly and severally, shall indemnify, defend and hold harmless Seller and its Affiliates (and their respective directors, officers, managers, shareholders, members, managers, partners, employees, agents, attorneys and representatives), from and against all Damages asserted against, resulting to, imposed upon or incurred by Seller or its Affiliates (or their respective directors and officers) and which relate to or arise, directly or indirectly, out of or in connection with and without duplication (i) a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (each such breach and inaccuracy, a “Buyer Warranty Breach”), (ii) non-fulfillment or nonperformance by Buyer of any agreement or covenant in this Agreement that survives the Closing, (iii) any Transfer Taxes allocated to Buyer pursuant to Section 5.02(b), or (iv) the ownership or operation of any Company or any of the Company Assets on and after the Closing Date (items (i) through (iv), collectively, “Seller Claims”).

Section 6.04      Buyer’s Limitation of Liability.

(a)            Buyer shall not be liable for Buyer Warranty Breaches unless the aggregate of Damages with respect to all Buyer Warranty Breaches exceeds the Deductible and then only to the extent of such excess; provided, however, that the Deductible shall not apply with respect to any Damages resulting from or arising out of any breach of the Fundamental Representations. Notwithstanding anything to the contrary in the foregoing, for purposes of determining the extent to which an Indemnified Party shall be entitled to be indemnified under Section 6.03 (other than with respect to Damages arising out of or resulting from any breach of the Fundamental Representations), Damages arising out of or resulting from a breach of the Fundamental Representations shall not be taken into account for purposes of determining whether (and the extent to which) the Deductible has been exceeded. For the avoidance of doubt, the Deductible shall not apply to Damages to which indemnification is payable by Buyer pursuant to Section 6.03(ii) through Section 6.03(iv).

(b)            Buyer’s maximum Liability in the aggregate for all claims for indemnification for Buyer Warranty Breaches shall not exceed the Cap; provided, however, that the Cap shall not apply with respect to any Damages resulting from or arising out of Fraud. For the avoidance of doubt, the Cap shall not apply to losses to which indemnification is payable by Buyer pursuant to Section 6.03(ii) through Section 6.03(iv).

Section 6.05      Procedures for Indemnification. If an indemnified party shall desire to assert any claim for indemnification provided for under this Article VI other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party (the “Indemnified Party”) shall give prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any Action in respect of which indemnity may be sought and will provide such Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request; provided that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the Indemnifying Party shall have been materially prejudiced by such failure. Any indemnification of the Buyer Indemnified Parties pursuant to this Article VI shall (i) first be deducted from the Deferred Purchase Price or payment obligations under the Security Agreement, as applicable, and (ii) to the extent the Deferred Purchase Price or the payment obligations under the Security Agreement, as applicable, is not adequate to cover the full amount of such indemnification, by a wire transfer of immediately available funds from Seller to an account designated in writing by the Buyer Indemnified Party, in each case, within fifteen (15) calendar days after a determination thereof that is binding on the Indemnifying Party. Any indemnification of the Seller Indemnified Parties pursuant to this Article VI shall be effected by wire transfer of immediately available funds from Buyer (or, at Buyer’s election, the Target) to an account designated in writing by the applicable Seller Indemnified Party within fifteen (15) calendar days after a determination thereof that is binding on the Indemnifying Party.

Section 6.06      Conditions of Indemnification with Respect to Third-Party Claims. The obligations and Liabilities of the Parties with respect to Buyer Claims and Seller Claims, respectively, which arise or result from claims for Damages made by third parties (“Third-Party Claims”) shall be subject to the following terms and conditions:

(a)            The Indemnified Party will give the Indemnifying Party prompt notice of any such Third-Party Claim, setting forth therein in reasonable detail the basis for such Third-Party Claim (and will provide such Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request), and the Indemnifying Party shall have the right to undertake the defense thereof by counsel chosen by it and reasonably satisfactory to the Indemnified Party; provided that failure to provide such prompt notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure; and provided, further, that the Indemnified Party will reasonably cooperate with the Indemnifying Party in defending such Third-Party Claim. If the Indemnifying Party undertakes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.

(b)            If the Indemnifying Party, within a reasonable time after notice of any such Third-Party Claim, fails to defend the Indemnified Party against which such Third-Party Claim has been asserted, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim for the account and risk of the Indemnifying Party; provided that the Indemnified Party shall not settle or compromise such Third-Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed; and

(c)            Any provision in this Article VI to the contrary notwithstanding, (A) if (i) there is a reasonable probability that a Third-Party Claim may materially and adversely affect the Indemnified Party, (ii) the Third-Party Claim involves criminal Liability or (iii) the Third-Party Claim involves a dispute with a Governmental Body, the Indemnified Party shall have the absolute right, at its own cost and expense, to defend, compromise or settle such Third-Party Claim; provided, however, that if such Third-Party Claim is settled without the Indemnifying Party’s consent, the Indemnified Party shall be deemed to have waived all rights hereunder against the Indemnifying Party for Damages arising out of such Third-Party Claim; and (B) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment which (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all Liability in respect to such Third-Party Claim or (ii) subjects the Indemnified Party to any injunctive relief or other equitable remedy.

Section 6.07      Limitation on Damages.

(a)            Any indemnification payable pursuant to this Article VI shall be net of any amounts actually received (after deducting related costs and expenses) by the Indemnified Party for the Damages for which such indemnification payment is made, under any warranty or indemnity from any third party and under applicable insurance policies.

(b)            If the Indemnified Party determines not to pursue any such recovery, the Indemnified Party shall promptly so notify the Indemnifying Party, and the Indemnifying Party (in its name or in the name of the Indemnified Party) shall be entitled to pursue such recovery directly and the Indemnified Party shall use reasonable efforts to cooperate with the Indemnifying Party in its pursuit of such recovery (including the assignment by the Indemnified Party to the Indemnifying Party of any rights to proceed against the applicable third party), provided that (x) such recovery shall not unreasonably interfere with the operation of the business of the Indemnified Party and (y) the Indemnifying Party shall defend, indemnify and hold harmless the Indemnified Party from and against, and shall pay or reimburse the Indemnified Party for, any Damages which it may incur or to which it may be subjected, resulting from or arising out of or otherwise based upon the Indemnifying Party’s efforts to pursue any such recovery.

(c)            The Indemnifying Party shall not be liable under this Article VI for any (1) Damages relating to any matter to the extent that it is included in the Balance Sheet as an identifiable Liability or reserve (including Liabilities or reserves that are not individual line items, but are identifiable components of a line item) relating to such matter (it being understood that the Indemnifying Party shall be liable for the excess of the Damages over such identifiable Liability or reserve), or (2) special, punitive or indirect Damages.

(d)            If the Indemnified Party shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive amounts recoverable under Section 6.07(a), then the Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such amounts actually received under Section 6.07(a).

(e)            Seller shall not have any Liability for any Damages resulting from or arising out of any facts, events or circumstances known by Buyer prior to the Closing; provided that, for the avoidance of doubt, Buyer shall be deemed to know all facts, events or circumstances known by Randall W. Atkins.

Section 6.08      Materiality. For purposes of the indemnification obligations under this Article VI, including for purposes of both determining whether there has been an inaccuracy, misrepresentation or breach and for determining the amount of Damages resulting from or arising therefrom, the representations and warranties set forth in Article II, Article III and Article IV of this Agreement (other than the term “Material Contract”) that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification.

Section 6.09      Sole Remedy. Except as specifically set forth in this Agreement, Buyer waives any rights and claims Buyer and its Affiliates may have against Seller and its Affiliates, whether in law or in equity, relating to any Company Assets, any Company or any of its assets, business or operations, or the transactions contemplated hereby, and Seller waives any such rights and claims Seller and its Affiliates may have against Buyer and its Affiliates and any Company. The rights and claims waived hereby include claims for contribution, cost recovery, natural resources Damages, or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of Contract, breach of representation and warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, this Article VI will provide the exclusive monetary remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, it is understood that nothing herein shall prohibit any Party hereto from exercising its rights to seek Damages for claims based on Fraud or claims seeking specific performance, injunction or equitable relief with respect to a breach of covenant or agreement under this Agreement.

Section 6.10      Tax Treatment. The amount of any payments made pursuant to this Article VI shall be treated by Buyer and Seller and its respective Affiliates as adjustments to the Purchase Price for all Tax purposes, except to the extent that a contrary treatment is required by Applicable Law.

Section 6.11      Mitigation. Each of the Parties hereto agrees to mitigate (to the extent required by Applicable Law) its respective Damages upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

Article VII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.01      Survival. The Parties hereto, intending to modify any applicable statute of limitations, agree that all representations and warranties of Seller contained in Article II, the Companies contained in Article III and Buyer contained in Article IV shall terminate on the Closing Date, and none of the Parties or their respective Affiliates shall have any Liability following the Closing Date with respect thereto nor shall any claims be made by any Party hereto in respect thereof; provided, however, that the representations and warranties set forth in (x) the first sentence of Section 2.01 (Organization and Standing), Section 2.02 (Authority; Execution and Delivery; Enforceability), Section 2.04 (Ownership of the Units), Section 2.05 (Brokerage), Section 3.01 (Organization and Standing), Section 3.02 (Authority; Execution and Delivery; Enforceability), Section 3.04 (Membership Interests of the Companies), Section 3.16 (Brokerage), Section 4.01 (Organization, Standing; Authority), and Section 4.04 (Brokerage) (collectively, the “Fundamental Representations”) shall survive for a period of two (2) years following the Closing Date; and (y) Section 3.05 (Financial Statements; No Undisclosed Liabilities), Section 3.06(b) (Assets), Section 3.07(a)-(d) (Real Property), and Section 3.09 (Contracts) (collectively, the “Surviving Operational Representations”) shall survive for a period of twelve (12) months following the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. No Party, nor any Affiliate of a Party, shall have any Liability whatsoever with respect to representations, warranties, agreements and covenants that do not survive the Closing.

Section 7.02      Further Assurances. From time to time, as and when requested by any Party hereto and at such requesting Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 7.03      Royalty Spin-Off. In the event of an initial public offering (the “IPO”) by Buyer of the equity interests of all or substantially all of the Company Assets, then on the IPO date, Seller shall have the option to convert up to fifty (50) percent of the then outstanding Deferred Purchase Price, in an aggregate not to exceed thirty million dollars ($30,000,000.00), into a proportionate equity ownership in such IPO and the Parties agree to act in good faith to structure such conversion in connection with an IPO in a tax-efficient manner to Seller to the extent permitted by Applicable Law; provided, such Seller option shall be subject to customary terms and provisions as deemed appropriate by Buyer in its sole discretion.

Article VIII

DEFINITIONS

Section 8.01      Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Accounting Firm” has the meaning set forth in Section 1.03(c).

“Accrued Interest” has the meaning set forth in Section 1.02

“Action” means any action, claim, demand, suit, proceeding, arbitration, charge, grievance, citation, summons, subpoena, hearing, inquiry or investigation, whether civil, criminal, regulatory or otherwise, and whether in law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise, provided that a Company shall not be considered an “Affiliate” of Seller from and after the Closing. For the avoidance of doubt, designating a Person an “Affiliate” for purposes of this Agreement does not mean that the Person exercises that degree of ownership, control, or management sufficient to give rise to any potential Liability under any Environmental Law.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 5.02(a).

“Applicable Laws” means all federal, state, local, municipal, or foreign constitutions, laws (including common law), statutes, treaties, rules, regulations, ordinances, directives, judgments, Orders (judicial or administrative), decrees, injunctions and writs of any Governmental Body or any similar provisions having the force or effect of law.

“Balance Sheet” has the meaning set forth in Section 3.05(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Buyer” has the meaning set forth in the preamble.

“Buyer Ancillary Documents” has the meaning set forth in Section 4.01.

“Buyer Claims” has the meaning set forth in Section 6.01.

“Buyer Material Adverse Effect” means (i) the prevention or material impairment of the ability of Buyer to consummate the transactions contemplated hereby or (ii) a material delay in the ability of Buyer to consummate the transactions contemplated hereby.

“Buyer Prepared Returns” has the meaning set forth in Section 5.02(d).

“Buyer SEC Reports” means all statements, schedules, reports and other documents filed or furnished with the SEC from December 31, 2020 until the Closing Date.

“Buyer Warranty Breach” has the meaning set forth in Section 6.03.

“Cap” has the meaning set forth in Section 6.07(b).

“Closing” has the meaning set forth in Section 1.08(a).

“Closing Date” has the meaning set forth in Section 1.08(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 1.03(b).

“Closing Indebtedness” means the Indebtedness as of immediately prior to the Closing; provided, that, for the avoidance of doubt, the term “Closing Indebtedness” shall not include any deferred royalty income.

“Closing Working Capital” has the meaning set forth in Section 1.03(b).

“Coal Personalty” has the meaning set forth in Section 3.20.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” and “Companies” means collectively the entities listed in Section 1.01 of the Disclosure Schedules.

“Company Assets” means the assets of the Companies as of the Closing Date.

“Company Land Agreements” has the meaning set forth in Section 3.07(c).

“Company Lease” has the meaning set forth in Section 3.07(b).

“Company Leased Properties” has the meaning set forth in Section 3.07(b).

“Company Owned Properties” has the meaning set forth in Section 3.07(a).

“Company Prepared Returns” has the meaning set forth in Section 5.02(d).

“Company Transaction” has the meaning set forth in Section 5.05(b).

“Confidential Information” has the meaning set forth in Section 5.01.

“Consent” has the meaning set forth in Section 2.03(b).

“Contract” means any contract, agreement, lease, license, commitment, understanding, arrangement, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, including any master contract and related purchase orders, whether written or oral.

“Current Assets” has the meaning set forth in Section 1.03(e).

“Current Liabilities” has the meaning set forth in Section 1.03(e).

“Damages” has the meaning set forth in Section 6.01.

“Deductible” has the meaning set forth in Section 6.02(a).

“Deferred Purchase Price” has the meaning set forth in Section 1.02.

“Deferred Purchase Price Trigger Date” has the meaning set forth in Section 1.02(b)(i).

“Disclosure Schedules” has the meaning set forth in Article II.

“Environmental Claim” means any written or oral notice, claim, demand, or other communication alleging or asserting Liability for investigatory costs, reclamation costs, cleanup costs, response costs, Damages to natural resources or other property, personal injuries, fines, or penalties arising out of, based on, or resulting from the presence, release, or threatened release of any Hazardous Material or contamination into the environment at any location, or of any violation, or alleged violation, of any Environmental Laws. Environmental Claim shall include any claim by any Governmental Body for enforcement, cleanup, removal, response, remedial, or other actions or Damages pursuant to any Environmental Laws and any claim by any third party seeking Damages, contribution, indemnification, cost recovery, compensation, or injunctive relief resulting from the presence of a Hazardous Material or pollution, or arising from alleged injury or threat of injury, to health, safety, or the environment.

“Environmental Laws” means all Applicable Laws concerning public or worker health and safety, pollution or protection of the environment, including for the avoidance of doubt the federal Surface Mining Control and Reclamation Act and the federal Mine Safety and Health Act, as amended and all analogous state statutes and all implementing regulations, and all Applicable Laws relating to the generation, handling, transportation, treatment, storage, disposal, labeling, discharge, release, or cleanup of, or exposure to, any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, Resource Conservation and Recovery Act, Federal Water Pollution Control Act, Clean Air Act, Occupational Safety and Health Act, Emergency Planning and Community Right-to-Know Act and National Environmental Policy Act, all as amended and all analogous state statutes and implementing regulations.

“Estimated Working Capital Overage” means the amount, if any, by which the Working Capital Estimate exceeds the WC Target.

“Estimated Working Capital Underage” means the amount, if any, by which the WC Target exceeds the Working Capital Estimate.

“Event of Default” has the meaning set forth in Section 1.02(b)(iv).

“Final Working Capital Overage” has the meaning set forth in Section 1.03(d).

“Final Working Capital Underage” has the meaning set forth in Section 1.03(d).

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Fraud” means an act, committed by a Party hereto, with intent to deceive another Party hereto, or to induce him, her or it to enter into this Agreement or, after the Agreement has been entered into, to consummate the Closing, and requires (a) a false representation of material fact made in the representations and warranties in Article II, Article III and Article IV herein (as applicable) or any certificate required to be delivered by such Party pursuant to the terms hereof; (b) knowledge that such representation is false or inaccurate; (c) an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Party, with ignorance to the falsity of such representation, to enter into this Agreement (or consummate the Closing); and (e) causing such Party to suffer Damages by reason of such reliance.

“Fundamental Documents” means (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (iii) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Fundamental Representations” has the meaning set forth in Section 7.01.

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement, applied in a manner consistent throughout the periods involved.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing, provided that Governmental Body shall not include any tribal authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any tribal authority.

“Hazardous Materials” means any wastes, substances, radiation, compound or materials (whether solids, liquids or gases) that are listed, regulated or defined under, or for which standards of conduct or Liability may be imposed pursuant to, any Environmental Law, including “hazardous substances” listed under CERCLA, petroleum or any derivatives thereof, urea formaldehyde foam insulation, toxic mold, polychlorinated biphenyls, asbestos in any form or condition and per- and polyfluoroalkyl substances.

“Improvements” has the meaning set forth in Section 3.07(e).

“Indebtedness” means, without duplication, all indebtedness of each Company, whether secured or unsecured, including (i) all indebtedness of such Company for money borrowed from a lender; (ii) indebtedness of such Company for the deferred purchase price of property or services represented by a note, earn-out or contingent purchase payment (in each case, other than trade payables); (iii) all indebtedness of such Company secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien or mortgage; (iv) that portion of obligations with respect to capital leases that is properly classified as a Liability on a balance sheet in conformity with GAAP; (v) any Liability of such Company in respect of banker’s acceptances or letters of credit; (vi) notes payable and agreements representing extensions of credit whether or not representing obligations for borrowed money; (vii) all guarantees or similar agreements pursuant to which such Company has agreed to be responsible for the indebtedness of another Person; (viii) (A) all deferred compensation and supplemental retirement obligations (including all payment obligations and unfunded benefit obligations under any non-qualified deferred compensation plan of such Company or non-qualified supplemental retirement agreement with any current or former executive, employee or other service provider), (B) all severance payments or other similar obligations relating to the termination of any former employees, (C) all employer contributions due (or that may become due) under any Company 401(k) Plan for all periods prior to the Closing Date, including employer matching and profit-sharing contributions in the amounts consistent with past practice, and (D) with respect to each of the obligations described in the foregoing clauses (A) through (C), the employer portion of any payroll, social security, unemployment or similar Taxes imposed in connection with the payment of such obligations; (ix) any obligations under any interest rate swap agreements; (x) all long-term customer accrued rebates; and (xi) all interest, any premiums payable or any other costs, fees or charges (including any prepayment penalties or “breakage” costs) on any instruments or obligations described in clauses (i) through (x) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.

“Indemnified Party” has the meaning set forth in Section 6.05.

“Indemnifying Party” has the meaning set forth in Section 6.05.

“Intellectual Property” means all intellectual property and proprietary rights arising under the laws of any jurisdiction, including (i) patents, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, business names and Internet domain names, and all goodwill associated therewith, (iii) copyrighted works and copyrights, (iv) trade secrets and know-how, (v) rights in software, data and databases and (vi) as applicable, all registrations, applications, renewals, divisions, continuations, continuations-in-part, re-issues, re-examinations and foreign counterparts for any of the foregoing.

“Interim Period” has the meaning set forth in Section 5.05(a).

“IPO” has the meaning set forth in Section 7.03.

“Knowledge” (i) as used in the phrases “to the Knowledge of the Company” or phrases of similar import, means (A) the actual knowledge, without a duty of inquiry or diligence, of Bryan R. Lawrence and Ian Ganzer and (B) solely as it relates to Section 3.07 and Section 3.09, the actual knowledge, without any duty of inquiry or diligence other than a duty of inquiry to Michael D. Bauersachs, of Bryan R. Lawrence and Ian Ganzer and (ii) as used in the phrases “to Buyer’s Knowledge”, means actual knowledge, without a duty of inquiry or diligence, of Randall W. Atkins, Jeremy Sussman and Christopher Blanchard.

“Labor Agreement” has the meaning set forth in Section 3.09(a)(i).

“Liability” or “Liabilities” means any liability, obligation or commitment, whether fixed or unfixed, matured or unmatured, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, due or to become due, choate or inchoate, liquidated or unliquidated or secured or unsecured.

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, security interest, pledge, deposit, license, lease, charge or encumbrance, or other similar restriction.

“Material Adverse Effect” means any change, effect, occurrence, state of facts or development that, along, or together with any other change, effect, event, occurrence, state of facts or development, has had, or would reasonably be expected to have, a material adverse effect on (a) the financial condition, business or results of operations of a Company and such Company’s Company Assets, taken as a whole or (b) would, or would reasonably be expected to, prevent or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement; provided that the term “Material Adverse Effect” shall not include any change, effect, event, occurrence, state of facts or development relating to or arising from (i) the United States or foreign economic, financial or geopolitical conditions or events in general, (ii) changes in global or domestic commodity prices, (iii) changes in the financial or capital markets or changes in interest rates, (iv) changes in Applicable Law, regulations or standards affecting such Company and its clients and customers or such Company’s Company Assets, or changes in GAAP, (v) changes in the coal industry in general, (vi) seasonal fluctuations in the business of such Company, (vii) military conflicts or acts of foreign or domestic terrorism, (viii) the process leading to and the execution or announcement of this Agreement, (ix) any actions taken by, or at the written request of, Buyer or its Affiliates after the date of this Agreement and on or prior to the Closing Date that relate to, or affect, the business of such Company or such Company’s Company Assets or (x) compliance by such Company or Seller with the terms of this Agreement, except in the case of clauses (i), (ii), (iii) and (iv), to the extent such change, effect, event, occurrence, state of facts or development arising therefrom or related thereto has a materially disproportionate adverse effect on such Company as compared to other Persons engaged in the coal industry.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Notice of Disagreement” has the meaning set forth in Section 1.03(c).

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Ordinary Course of Business” or “Ordinary Course” means the ordinary and usual course of day-to-day operations of the business of a Company, consistent with past custom and practice (including with respect to quantity and frequency) and all Applicable Laws.

“Parent” has the meaning set forth in the preamble.

“Parent Guarantee” has the meaning set forth in Section 5.06.

“Party” and “Parties” have the meaning set forth in the preamble.

“Penalty Interest” has the meaning set forth in Section 1.02(b)(i).

“Permit” means the Companies’ right, title and interest in and to any license, authorization, lease, approval of lease assignment, notice, franchise, permit, designation, plan, certificate, approval, registration, conditions, or similar authorization necessary to own or operate the Company Assets (in each case) from or with a Governmental Body, other than from leases.

“Permitted Liens” means (i) Liens imposed by law, including mechanics’, carriers’, workmen’s, repairmen’s or other like Liens incurred in the Ordinary Course of Business for amounts which are not due and payable, (ii) Liens for Taxes, assessments, governmental charges or levies that are not due or delinquent or that may thereafter be paid without penalty or that are being contested in good faith by appropriate Actions, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) Liens affecting the interest of the lessor in any Company Leased Properties or arising under original purchase price conditional sales Contracts, (v) leases, subleases and similar restrictions (including oil and natural gas leases) of record, (vi) easements, covenants, rights-of-way and other similar restrictions of record which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business conducted thereon, (vii) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, (viii) (1) zoning, building and other similar restrictions and (2) Liens that have been placed by any developer, landlord or other third party on any Company Owned Property over which such Company or Seller have easement rights or on any Company Leased Property and subordination or similar agreements relating thereto; provided, however, none of the items described in clauses (1) and (2) do not or would not materially impair the use or occupancy of such Real Property in the operation of the business conducted thereon, (ix) Liens that will be released at or prior to Closing, (x) any Liens not created by, through or under Seller or its Affiliates (or any entity that has been merged or consolidated into Seller or its Affiliates), (xi) those items listed in Section 10.01 of the Disclosure Schedules; and (xii) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of such Company, taken as a whole, as presently conducted.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.

“Post-Closing Period” means all taxable years or other taxable periods that begin after the Closing Date and, with respect to any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Period” means all taxable years or other taxable periods that end on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Proceeding” means any demand, Action, claim, suit, litigation or other proceeding (whether civil, criminal or administrative) by or before any Governmental Body.

“Property” means a Company Owned Property or a Company Leased Property.

“Property Taxes” has the meaning set forth in Section 5.02(c).

“Purchase Price” has the meaning set forth in Section 1.02.

“Purchased Permits” means the Company Assets that are Permits.

“Quarterly Payment Date” has the meaning set forth in Section 1.02(b)(i).

“Ramaco East Subsidiaries” means, collectively, Ramaco Royalty Company LLC, a Delaware limited liability company, Ramaco Northern Appalachia LLC, a Delaware limited lability company and RAM Farms LLC, a Delaware limited liability company.

“Ramaco East Subsidiary Interests” has the meaning set forth in Section 3.04(a).

“Ramaco West Subsidiaries” means all Subsidiaries other than the Ramaco East Subsidiaries.

“Ramaco West Subsidiary Interests” has the meaning set forth in Section 3.04(b).

“Real Property” has the meaning set forth in Section 3.07(d).

“Representatives” means the Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents of each of the Parties.

“Resolution Period” has the meaning set forth in Section 1.03(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning set forth in Section 1.02(b)(vi).

“Seller” has the meaning set forth in the preamble.

“Seller Ancillary Documents” has the meaning set forth in Section 2.02.

“Seller Claims” has the meaning set forth in Section 6.03.

“Seller Warranty Breach” has the meaning set forth in Section 6.01.

“Statement” has the meaning set forth in Section 1.03(b).

“Straddle Period” means any taxable year or other taxable period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Supplemental Disclosure Item” has the meaning set forth in Section 1.09.

“Supplemental Disclosure Schedule” has the meaning set forth in Section 1.09.

“Surviving Operational Representations” has the meaning set forth in Section 7.01.

“Target” has the meaning set forth in the preamble.

“Target Ancillary Documents” has the meaning set forth in Section 3.02.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, transfer, premium, ad valorem, value added, franchise, profits, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental, social security, disability, unemployment or other tax or customs duties or amount imposed by (or otherwise payable to) any Taxing Authority, or any interest, penalties or additions thereto or additional amounts assessed, imposed, or otherwise due and payable under Applicable Laws with respect to taxes, in each case, whether disputed or not.

“Tax Liability” means a Liability or increased Liability to make an actual payment of or in respect of Tax.

“Tax Refund” has the meaning set forth in Section 5.02(k).

“Tax Return” or “Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Body responsible for the administration, assessment or collection of any Taxes.

“Third-Party Claims” has the meaning set forth in Section 6.06.

“Transfer Taxes” has the meaning set forth in Section 5.02(b).

“Units” has the meaning set forth in the recitals.

“WC Target” means $0.

“Working Capital” has the meaning set forth in Section 1.03(e).

“Working Capital Estimate” has the meaning set forth in Section 1.03(a).

Section 8.02      Other Definitional Provisions.

(a)            All references in this Agreement to Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b)            Exhibits and Disclosure Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)            The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subSection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.

(d)            All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(e)            Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Article IX

Termination.

Section 9.01      Termination. This Agreement may be validly terminated only as follows:

(a)            by the written consent of Buyer and Seller at any time prior to the Closing;

(b)            by either Seller or Buyer, by written notice to the other Party, if the Closing shall not have occurred on or prior to the date that is sixty (60) days from the date hereof; provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any Party whose breach of any of its representations, warranties, covenants or agreements under this Agreement shall have been a material cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(c)            by either Seller or Buyer, if any Order permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable;

(d)            by Buyer, by written notice to Seller, if Seller has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 1.05 and Section 1.06 would not be satisfied as of the time of such breach or failure or as of the time such representation or warranty was or shall have become inaccurate and (ii) such breach or failure to perform or inaccuracy cannot be cured by Seller or, if capable of being cured, shall not have been cured within thirty (30) days after receipt by Seller of notice in writing from Buyer, specifying the nature of such breach and requesting that it be cured, or Buyer shall not have received adequate assurance of a cure of such breach within such thirty (30) day period; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would result in the closing conditions set forth in Section 1.05 or Section 1.06 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied; and

(e)            by Seller, by written notice to Buyer, if Buyer has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of Buyer contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 1.05 and Section 1.07 cannot be satisfied and (ii) such breach or failure to perform or inaccuracy cannot be cured by Buyer or, if capable of being cured, shall not have been cured within thirty (30) days after receipt by Buyer of notice in writing from Seller, specifying the nature of such breach and requesting that it be cured, or Seller shall not have received adequate assurance of a cure of such breach within such thirty (30) day period; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if Seller is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would result in the closing conditions set forth in Section 1.05 or Section 1.07 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied.

(f)            by Buyer, if in the course of its due diligence on Seller, the Target or the other Companies, Buyer reveals any fact, circumstance or event that would constitute, or reasonably be expected to cause, a Material Adverse Effect. For the avoidance of doubt, Buyer may conduct its due diligence and terminate this Agreement pursuant to this Section 9.01(f) at any point prior to the Closing.

Section 9.02      Effect of Termination.

(a)            In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall become void and have no further force and effect, and no Party (nor any of its Representatives or Affiliates) shall have any Liability to any other Person; provided that (i) the obligations of the Parties hereto contained in Section 5.01, this Section 9.02, and Article X shall survive the termination of this Agreement and (ii) nothing herein shall relieve any Party from any Liability or Damages to the extent that failure to satisfy the conditions of Section 1.05, Section 1.06, and Section 1.07 results from a willful breach of any representation, warranty, covenant or agreement made by such Party.

(b)            In the event that this Agreement is terminated pursuant to Section 9.01, Buyer shall, as promptly as practicable and in no event later than three (3) Business Days following such termination, return to Seller or destroy (at Buyer’s sole option), and will cause its Representatives to return to Seller or destroy (at Buyer’s sole option), all of the documents and other materials received from any Company, Seller or its respective Affiliates and/or Representatives relating to any of them or the transactions contemplated by this Agreement, whether so obtained prior to or after execution of this Agreement, and Buyer shall comply with all of its obligations under Section 5.01.

Article X

MISCELLANEOUS

Section 10.01      Press Releases and Communications. No Party shall, and each Party shall cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the other Party, not to be unreasonably withheld. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by Applicable Law, (b) required by the rules of any stock exchange, or related to any filing requirement, upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with any final form of the press release announcing this Agreement; provided, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon.

Section 10.02      Expenses. Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 10.03      Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or sent by email, (ii) when transmitted via telecopy (or other electronic or facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (iii) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer, the Target and the Companies:

Ramaco Development, LLC

250 W Main Street, Suite 1800

Lexington, Kentucky 40507-1704

Attention:  Patrick C. Graney, III

Email: graneyp3@gmail.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:     William J. Benitez, P.C.

Josh Teahen

Email: wbenitez@kirkland.com;

josh.teahen@kirkland.com

Notices to Seller:

Ramaco Coal Holdings, LLC

c/o Yorktown Partners LLC

410 Park Avenue, 20th Floor

New York, New York 10022

Attention: Bryan R. Lawrence

Email: brlawrence@yorktownenergy.com

With a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, Texas 75201-2481

Attention:  Jesse Betts

Email: jbetts@akingump.com

Notices to Parent:

Ramaco Resources, Inc.

250 W Main Street, Suite 1800

Lexington, Kentucky 40507-1704

Attention:  Patrick C. Graney, III

Email: graneyp3@gmail.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:     William J. Benitez, P.C.

Josh Teahen

Email: wbenitez@kirkland.com;

josh.teahen@kirkland.com

Section 10.04      Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party hereto without the prior written consent of the other Party hereto. No assignment permitted under this Section 10.04 shall relieve the assigning Party of any of its obligations hereunder.

Section 10.05      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by Applicable Law.

Section 10.06      No Strict Construction; Disclosure Schedules. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Disclosure Schedules to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided, however, that each Section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other Section of the Disclosure Schedules to the extent such disclosure and the applicability of such information is readily apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. If a subject matter is addressed in more than one representation and warranty, Buyer shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of law or breach of Contract).

Section 10.07      Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Parties. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 10.08      Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the Parties hereto and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 10.09      Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

Section 10.10      Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transactions leading to this Agreement or contemplated hereby, and/or the interpretation and enforcement of the rights and duties of the Parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

Section 10.11      CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE TRANSACTIONS LEADING TO THIS AGREEMENT OR CONTEMPLATED HEREBY, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING MAY ONLY BE INSTITUTED IN THE DELAWARE COURT OF CHANCERY (UNLESS SUCH COURT SHALL LACK SUBJECT MATTER JURISDICTION, IN WHICH CASE, IN ANY STATE OR FEDERAL COURT LOCATED IN DELAWARE) AND EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION, SUIT OR PROCEEDING. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN Section 10.03.

Section 10.12      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13      No Third-Party Beneficiaries. No Person other than the Parties hereto shall have any rights, remedies, obligations or benefits under any provision of this Agreement, except for Persons entitled to indemnification pursuant to Section 6.01 and Section 6.03.

Section 10.14      Conflict Between Transaction Documents. The Parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

Section 10.15      Enforcement of Agreement.

(a)            Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller or Buyer could not be adequately compensated in all cases by monetary Damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each of the Parties hereto further agrees that it shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, (i) the appropriateness of the specific performance contemplated by this Section 10.15 and (ii) the exclusive jurisdiction of the courts set forth in Section 10.11 hereof with respect to any Action brought for any such remedy.

(b)            Each Party further agrees that (i) by seeking the remedies provided for in this Section 10.15, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Section 10.15 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.15 shall restrict or limit any such Party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.

[Signature Page Immediately Follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Unit Purchase Agreement on the day and year first above written.

SELLER:

RAMACO COAL HOLDINGS, LLC

By:	/s/ Bryan R. Lawrence
Name:	Bryan R. Lawrence
Title:	Authorized Person

TARGET:

RAMACO COAL, LLC

By:	/s/ Bryan R. Lawrence
Name:	Bryan R. Lawrence
Title:	Authorized Person

Signature Page to Unit Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Unit Purchase Agreement on the day and year first above written.

BUYER:

RAMACO DEVELOPMENT, LLC

By:	/s/ Christopher L. Blanchard
Name:	Christopher L. Blanchard
Title:	President

Solely for purposes of Section 5.06:

PARENT:

RAMACO RESOURCES, INC.

By:	/s/ Christopher L. Blanchard
Name:	Christopher L. Blanchard
Title:	Executive Vice President and Chief Operating Officer

Signature Page to Unit Purchase Agreement

DISCLOSURE SCHEDULES

[see attached]

DISCLOSURE SCHEDULES TO UNIT PURCHASE AGREEMENT

Exhibit A

Form of Security Agreement

[see attached]

EXHIBIT A TO UNIT PURCHASE AGREEMENT

Exhibit B

[Reserved]

EXHIBIT B TO UNIT PURCHASE AGREEMENT

Exhibit C

Form of Release

[see attached]

EXHIBIT C TO UNIT PURCHASE AGREEMENT